UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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Bristol-Myers Squibb Company

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March 21, 2011

NOTICE OF 2011 ANNUAL MEETING AND PROXY STATEMENT TUESDAY, MAY 3, 2011 AT 10:00 A.M. BRISTOL-MYERS SQUIBB COMPANY 777 SCUDDERS MILL RD. PLAINSBORO NEW JERSEY

DEAR FELLOW STOCKHOLDER:

You are cordially invited to attend the Annual Meeting of Stockholders of Bristol-Myers Squibb Company at our offices located in Plainsboro, New Jersey, on Tuesday, May 3, 2011, at 10:00 a.m.

These materials include the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business to be transacted at the meeting and provides other information about the company that you should know when you vote your shares.

The principal business of the Annual Meeting will be:

•   the election of directors;

•   the ratification of the appointment of an independent registered public accounting firm;

•   an advisory vote on the compensation of our named executive officers;

•   an advisory vote on the frequency of the advisory vote on the compensation of our named executive officers; and

•   the consideration of three stockholder proposals.

We will also review the status of the company’s business at the meeting.

Last year, over 85% of the outstanding shares were represented at the Annual Meeting. It is important that your shares be represented whether or not you attend the meeting. Registered stockholders can vote their shares via the Internet or by using a toll-free telephone number. Instructions for using these convenient services appear in the Proxy Statement. If you are receiving a hard copy of the proxy materials, you can also vote your shares by marking your votes on the proxy card, signing and dating it and mailing it promptly using the envelope provided. Proxy votes are tabulated by an independent agent and reported at the Annual Meeting. The tabulating agent maintains the confidentiality of the proxies.

Please follow the instructions in the Proxy Statement on how to attend the Annual Meeting. Admission to the Annual Meeting will be by ticket only. Please bring photo identification.

We have provided space on the proxy card for comments from our registered stockholders. We urge you to use it to let us know your feelings about BMS or to bring a particular matter to our attention. If you hold your shares through an intermediary or received the proxy materials electronically, please feel free to write directly to us.

	JAMES M. CORNELIUS Chairman of the Board	LAMBERTO ANDREOTTI Chief Executive Officer

345 Park Avenue

New York, New York 10154-0037

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

Notice is hereby given that the 2011 Annual Meeting of Stockholders will be held at Bristol-Myers Squibb Company, 777 Scudders Mill Road, Plainsboro, New Jersey, on Tuesday, May 3, 2011, at 10:00 a.m. for the following purposes as set forth in the accompanying Proxy Statement:

•	to elect to the Board of Directors the twelve persons nominated by the Board, each for a term of one year;

•	to ratify the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2011;

•	to conduct an advisory vote on the compensation of our named executive officers;

•	to conduct an advisory vote on the frequency of the advisory vote on the compensation of our named executive officers;

•	to consider three stockholder proposals, if presented at the meeting; and

•	to transact such other business as may properly come before the meeting or any adjournments thereof.

Holders of record of our common and preferred stock at the close of business on March 10, 2011, will be entitled to vote at the meeting.

By Order of the Board of Directors

SANDRA LEUNG

General Counsel and Secretary

Dated: March 21, 2011

YOUR VOTE IS IMPORTANT

Regardless of the number of shares you own, your vote is important. If you do not attend the Annual Meeting to vote in person, your vote will not be counted unless a proxy representing your shares is presented at the meeting. To ensure that your shares will be voted at the meeting, please vote in one of these ways:

(1)	GO TO WWW.PROXYVOTE.COM and vote via the Internet;

(2)	CALL THE TOLL-FREE TELEPHONE NUMBER (800) 690-6903 (this call is toll-free in the United States); or

(3)	MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

If you do attend the Annual Meeting, you may revoke your proxy and vote by ballot.

PROXY STATEMENT

DIRECTIONS TO OUR PLAINSBORO OFFICE	Inside Back Cover

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

This Proxy Statement is being delivered to all stockholders of record as of the close of business on March 10, 2011 in connection with the solicitation of proxies on behalf of the Board of Directors for use at the Annual Meeting of Stockholders on May 3, 2011. Although the Annual Report and Proxy Statement are being delivered together, the Annual Report should not be deemed to be part of the Proxy Statement.

What is “Notice and Access” and how does it affect me?

The SEC has adopted a “Notice and Access” model which permits us to provide proxy materials to our stockholders electronically by posting the proxy materials on a publicly accessible website. Delivering proxy materials electronically will save us money by reducing printing and mailing costs. Accordingly, we have sent to all stockholders who hold fewer than 1,000 shares of our common and preferred stock and have not requested paper copies of our proxy materials a “Notice of Internet Availability of Proxy Materials.” This Notice provides instructions on how to access our proxy materials online and, if you prefer receiving a paper copy of the proxy materials, how you can request one. Employees and pension plan participants who have given consent to receive materials electronically received a link to access our proxy materials by email. If you hold 1,000 or more shares and have not previously elected to receive materials electronically or if you are a pension plan participant who did not provide consent to receive materials electronically, you were mailed a paper copy of the proxy materials. We encourage all of our stockholders who currently receive paper copies of the proxy materials to elect to view future proxy materials electronically if they have Internet access. You can do so by following the instructions when you vote your shares online or, if you are a beneficial holder, by asking your bank, broker or other holder of record how to receive proxy materials electronically.

What is “householding” and how does it work?

“Householding” is a procedure we adopted whereby stockholders of record who have the same last name and address and who receive the proxy materials by mail will receive only one copy of the proxy materials unless we have received contrary instructions from one or more of the stockholders. This procedure reduces printing and mailing costs. If you wish to receive a separate copy of the proxy materials, now or in the future, at the same address, or if you are currently receiving multiple copies of the proxy materials at the same address and wish to receive a single copy, you may contact us by writing to Stockholder Services, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, or by calling us at (212) 546-3309.

If you are a beneficial owner (your shares are held in the name of a bank, broker or other holder of record), the bank, broker or other holder of record may deliver only one copy of the Proxy Statement and Annual Report, or Notice of Internet Availability of Proxy Materials, to stockholders who have the same address unless the bank, broker or other holder of record has received contrary instructions from one or more of the stockholders. If you wish to receive a separate copy of the Proxy Statement and Annual Report, or Notice of Internet Availability of Proxy Materials, now or in the future, you may contact us at the address or phone number above and we will promptly deliver a separate copy. Beneficial owners sharing an address who are currently receiving multiple copies of the Proxy Statement and Annual Report, or Notice of Internet Availability of Proxy Materials, and wish to receive a single copy in the future, should contact their bank, broker or other holder of record to request that only a single copy be delivered to all stockholders at the shared address in the future.

Who can attend the Annual Meeting?

Only stockholders of Bristol-Myers Squibb as of the record date, March 10, 2011, their authorized representatives and guests of Bristol-Myers Squibb may attend the Annual Meeting. Admission will be by ticket only. A form of government-issued photograph identification will be required to enter the meeting. Large bags, backpacks, briefcases, cameras, recording equipment and other electronic devices will not be permitted in the meeting, and attendees will be subject to security inspections. Our offices are wheelchair accessible. We will provide, upon request, wireless headsets for hearing amplification.

How do I receive an admission ticket?

If you are a registered stockholder (your shares are held in your name) and plan to attend the meeting, you should bring either the Notice of Internet Availability of Proxy Materials or the top portion of the proxy card, both of which will serve as your admission ticket.

If you are a beneficial owner (your shares are held in the name of a bank, broker or other holder of record) and plan to attend the meeting, you can obtain an admission ticket in advance by writing to Stockholder Services, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154. Please be sure to enclose proof of ownership, such as a bank or brokerage account statement. Stockholders who do not obtain tickets in advance may obtain them upon verification of ownership at the Registration Desk on the day of the Annual Meeting.

We may also issue tickets to other individuals at our discretion.

Who is entitled to vote?

All holders of record of our $0.10 par value common stock and $2.00 convertible preferred stock at the close of business on March 10, 2011 will be entitled to vote at the 2011 Annual Meeting. Each share is entitled to one vote on each matter properly brought before the meeting.

How do I vote if I am a registered stockholder?

Proxies are solicited to give all stockholders who are entitled to vote on the matters that come before the meeting the opportunity to do so whether or not they attend the meeting in person. If you are a registered holder, you can vote your shares by proxy in one of the following manners:

(i)	via Internet at www.proxyvote.com;

(ii)	by telephone at (800) 690-6903;

(iii)	by mail, if you received a paper copy of the proxy materials; or

(iv)	in person at the Annual Meeting.

Choosing to vote via Internet or calling the toll-free number listed above will save us expense. In order to vote online or via telephone, have the voting form in hand and either call the number or go to the website and follow the instructions. If you vote via the Internet or by telephone, please do not return a signed proxy card.

If you received a paper copy of the proxy materials and choose to vote by mail, mark your proxy card enclosed with the Proxy Statement, date and sign it, and mail it in the postage-paid envelope.

If you wish to vote in person, you can vote your shares in person at the Annual Meeting.

How do I specify how I want my shares voted?

If you are a registered stockholder, you can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. The individuals named as proxies on the proxy card will vote your shares in accordance with your instructions. Please review the voting instructions and read the entire text of the proposals and the positions of the Board of Directors in the Proxy Statement prior to marking your vote.

If your proxy card is signed and returned without specifying a vote or an abstention on a proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. That recommendation is shown for each proposal on the proxy card.

How do I vote if I am a beneficial stockholder?

If you are a beneficial stockholder, you have the right to direct your broker or nominee on how to vote the shares. You should complete a voting instruction card which your broker or nominee is obligated to provide you. If you wish to vote in person at the meeting, you must first obtain from the record holder a proxy issued in your name.

Under the rules of the New York Stock Exchange (NYSE), brokers that have not received voting instructions from their customers ten days prior to the meeting date may vote their customers’ shares in the brokers’ discretion on the proposals regarding routine matters, which in most cases includes the ratification of the appointment of the independent registered public accounting firm.

Under NYSE rules, the election of directors, the advisory votes relating to executive compensation and the approval of any management or stockholder proposals are considered “non-discretionary” items, which means that your broker cannot vote your shares on these proposals.

What items will be voted upon at the Annual Meeting?

At the Annual Meeting, we will consider and act on the following items of business:

(i)	the election to the Board of Directors the twelve persons nominated by the Board, each for a term of one year;

(ii)	the ratification of the appointment of our independent registered public accounting firm;

(iii)	an advisory vote on the compensation of our named executive officers;

(iv)	an advisory vote on the frequency of the advisory vote on the compensation of our named executive officers; and

(v)	three stockholder proposals, if presented at the meeting.

We do not know of any other matter that may be brought before the meeting. However, if other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment.

What are the Board of Directors’ voting recommendations?

For the reasons set forth in more detail later in the Proxy Statement, our Board of Directors recommends a vote FOR the election of each director, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010, FOR the advisory vote on the compensation of our named executive officers, FOR a frequency of every 3 YEARS to hold the advisory vote on the compensation of our named executive officers and AGAINST each of the three stockholder proposals.

How many votes are needed to have the proposals pass?

Director Elections: A majority of votes cast with respect to each director’s election at the meeting is required to elect each director. A majority of the votes cast means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director in order for the director to be elected. Abstentions will not be counted as votes cast for or against the director and broker non-votes will have no effect on this proposal.

Ratification of our Auditors: The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter is required for the ratification of the appointment of our independent registered public accounting firm. Broker non-votes will be counted as shares present and entitled to vote. Abstentions will be counted as votes against this proposal and broker non-votes will have no effect on this proposal.

Advisory Votes: The affirmative vote of the holders of a majority of our outstanding shares present in person or by proxy and entitled to vote on the matter is required for the approval of the advisory vote on the compensation of our named executive officers and the advisory vote on the frequency of the advisory vote on the compensation of our named executive officers. Because your votes are advisory, they will not be binding upon our Board of Directors. With respect to the frequency of the advisory vote on the compensation of our named executive officers, our Board may decide that it is in our and our stockholders’ best interests to hold such an advisory vote more or less frequently than the alternative approved by our stockholders.

Stockholder Proposals: The affirmative vote of the holders of a majority of our outstanding shares present in person or by proxy and entitled to vote on the matter is required for the approval of each of the three stockholder proposals. Abstentions will be counted as votes against these items and broker non-votes will have no effect on this proposal.

How are the votes counted?

In accordance with the laws of Delaware, our Amended and Restated Certificate of Incorporation and our Bylaws, for all matters being submitted to a vote of stockholders, only proxies and ballots that indicate votes “FOR,” “AGAINST” or “ABSTAIN” on the proposals, or in the case of the advisory vote on the frequency of the advisory vote on the executive compensation of our named executive officers, proxies and ballots that indicate “3 YEARS,” “2 YEARS,” “1 YEAR,” or “ABSTAIN” or that provide the designated proxies with the right to vote in their judgment and discretion on the proposals are counted to determine the number of shares present and entitled to vote. Broker non-votes are not counted as shares present and entitled to vote but will be counted for purposes of determining quorum (whether enough votes are present to hold the Annual Meeting).

Can I change my vote after I return the proxy card, or after voting by telephone or electronically?

If you are a stockholder of record, you can revoke your proxy at any time before it is voted at the meeting by taking one of the following three actions:

(i)	by giving timely written notice of the revocation to the Secretary of Bristol-Myers Squibb;

(ii)	by casting a new vote by telephone or by the Internet; or

(iii)	by voting in person at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

How do I designate my proxy?

If you wish to give your proxy to someone other than the Directors’ Proxy Committee, you may do so by crossing out the names of all three Proxy Committee members appearing on the proxy card and inserting the name of another person. The signed card must be presented at the meeting by the person you have designated on the proxy card.

Who counts the votes?

An independent agent tabulates the proxies and the votes cast at the meeting. In addition, independent inspectors of election certify the results of the vote tabulation.

Is my vote confidential?

Yes, any information that identifies a stockholder or the particular vote of a stockholder is kept confidential.

Who will pay for the costs involved in the solicitation of proxies?

We will pay all costs of preparing, assembling, printing and distributing the proxy materials. We have retained Georgeson Shareholder Communications Inc. to assist in soliciting proxies for a fee of $18,000, plus reasonable out-of-pocket expenses. We may solicit proxies on behalf of the Board of Directors through the mail, in person, and by telecommunications. We will, upon request, reimburse brokerage firms and others for their reasonable expenses incurred for forwarding solicitation material to beneficial owners of stock.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders?

As set forth in our Bylaws, if you wish to propose any action, including the nomination of directors, at next year’s annual meeting, you must deliver notice to BMS containing certain information set forth in our Bylaws, not less than 90 but not more than 120 days before the anniversary of the prior year’s annual meeting. For our 2012 Annual Meeting, we must receive this notice between January 4, 2012 and February 3, 2012. These requirements are separate and distinct from the SEC requirements that a stockholder must meet to have a stockholder proposal included in our proxy statement. For further information on how a stockholder may nominate a candidate to serve as a director, please see page 12.

Our Bylaws are available on our website at www.bms.com/ourcompany/governance. In addition, a copy of the Bylaw provisions discussed above may be obtained by writing to us at our principal executive offices, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, attention: Secretary.

What is the deadline to submit stockholder proposals for inclusion in next year’s proxy statement?

Stockholder proposals relating to our 2012 Annual Meeting of Stockholders must be received by us at our principal executive offices, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, attention: Secretary, no later than November 23, 2011. Such proposals must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company sponsored proxy materials. Stockholders are encouraged to contact the Office of the Corporate Secretary prior to submitting a stockholder proposal or any time they have a concern. At the direction of the Board of Directors, the Office of the Corporate Secretary acts as corporate governance liaison to stockholders.

CORPORATE GOVERNANCE AND BOARD MATTERS

Our business is managed under the direction of our Board of Directors pursuant to the Delaware General Corporation Law and our Bylaws. The Board has responsibility for establishing broad corporate policies and for the overall performance of our company. The Board is kept advised of company business through regular written reports and analyses and discussions with the CEO and other officers of Bristol-Myers Squibb, by reviewing materials provided to them and by participating in Board and Board Committee meetings.

The Committee on Directors and Corporate Governance continually reviews corporate governance issues and is responsible for identifying and recommending the adoption of corporate governance initiatives. In addition, our Compensation and Management Development Committee regularly reviews compensation issues and recommends adoption of policies and procedures that strengthen our compensation practices. The Compensation Discussion and Analysis beginning on page 26 discusses many of these policies and procedures.

Listed below are some of the significant corporate governance initiatives we have adopted:

Special Stockholder Meetings	• Stockholders that hold 25% or more of our outstanding stock may call special meetings of stockholders.

Elimination of Supermajority Provisions	• We amended our Amended and Restated Certificate of Incorporation to eliminate the sole supermajority provision applicable to common stockholders.

Director Elections

•   Our directors are annually elected by our stockholders.

•   Our directors must receive a majority of the votes cast in uncontested elections to be elected.

•   We have a director resignation policy that requires a current director to tender his or her resignation to the Board if such director does not receive a majority of the votes cast. The Committee on Directors and Corporate Governance will recommend to the full Board whether to accept the resignation or whether to take other action.

Stockholder Rights Plans

•   We do not currently have a stockholder rights plan (poison pill).

•   All stockholder rights plans must be approved by a minimum of two-thirds of the Board.

•   All stockholder rights plans must expire one year after Board adoption unless approved by our stockholders.

Related Party Transactions

•   We have adopted related party transaction policies and procedures that require the Committee on Directors and Corporate Governance to review and approve related party transactions. These policies and procedures are described in greater detail beginning on page 20 of this Proxy Statement.

Political Contributions

•   We semi-annually disclose on our website all political contributions to political committees, parties or candidates on both state and federal levels that are made by our company or our employee political action committee. We also disclose the amount of our dues or other payments made to trade associations to which we give $100,000 or more that can be attributed to political contributions.

•   Our Committee on Directors and Corporate Governance provides oversight of our political contributions and annually reviews our political contribution policy.

The Board of Directors has adopted Corporate Governance Guidelines that govern its operation and that of its Committees. From time to time, our Board revises the Corporate Governance Guidelines in response to changing regulatory requirements, evolving best practices and the concerns of our stockholders and other constituents. Our Corporate Governance Guidelines may be viewed on our website at www.bms.com/ourcompany/governance.

Board’s Role in Strategic Planning and Risk Oversight

Our Board meets regularly to discuss the strategic direction and the issues and opportunities facing our company in light of trends and developments in the biopharmaceutical industry and general business environment. Our Board has been instrumental in determining our strategy to combine the best of biotechnology with pharmaceuticals to become a best-in-class next generation biopharmaceutical company. Throughout the year, our Board provides guidance to management regarding our strategy and helps to refine our operating plans to implement our strategy. Each year, typically during the second quarter, the Board holds an extensive meeting with senior management dedicated to discussing and reviewing our long-term operating plans and overall corporate strategy. A discussion of key risks to the plans and strategy as well as risk mitigation plans and activities is led by our Chief Executive Officer as part of the meeting. The involvement of the Board in setting our business strategy is critical to the determination of the types and appropriate levels of risk undertaken by the company. As stated in our Corporate Governance Guidelines, our Board is responsible for risk oversight as part of its fiduciary duty of care to effectively monitor business operations. Our Board administers its risk oversight function as a whole and through its Board Committees. For example, the Audit Committee regularly discusses with management our policies and guidelines regarding risk assessment and risk management, as well as our major risk exposures, their potential financial impact on our company and our risk mitigation strategies. In addition, the Audit Committee participates in regular reviews of our process to assess and manage enterprise risk management, including those related to market/environmental, strategic, financial, operational, legal, compliance and reputational risks. In addition, each of the other standing Board committees (the Compensation and Management Development Committee, the Committee on Directors and Corporate Governance, and the Science and Technology Committee), regularly meet to discuss the short-term and long-term objectives and to provide oversight for risks relating to the applicable committee’s areas of responsibility.

Director Independence

It is the policy of our Board that a substantial majority of its members be independent from management, and the Board has adopted independence standards that meet, and in some areas exceed, the listing standards of the New York Stock Exchange. In accordance with our Corporate Governance Guidelines, our Board undertook its annual review of director independence. Our Board considered any and all commercial and charitable relationships of directors, including transactions and relationships between each director or any member of his or her immediate family and Bristol-Myers Squibb and its subsidiaries, which are described more fully below. Following the review, our Board determined, by applying the independence standards contained in the Corporate Governance Guidelines, that each of our directors and each director nominee for election at this Annual Meeting is independent of Bristol-Myers Squibb and its management in that none has a direct or indirect material relationship with our company, except for Lamberto Andreotti, James M. Cornelius and Elliott Sigal, M.D., Ph.D. Mr. Andreotti and Dr. Sigal are not considered independent directors because they are currently employed by our company. In addition, Mr. Cornelius is not considered independent because of his previous employment, within the past three years, as Chief Executive Officer of our company.

In determining that each of Lewis B. Campbell, Louis J. Freeh, Laurie H. Glimcher, M.D., Michael Grobstein, Leif Johansson, Alan J. Lacy, Vicki L. Sato, Ph.D., Togo D. West, Jr. and R. Sanders Williams, M.D. is independent, the Board considered the following relationships under our categorical standards (see Exhibit A):

•

Drs. Glimcher and Sato are directors of companies that received payment from the company for property or services in an aggregate amount that did not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues. For each transaction, the Board determined that the director did not initiate or negotiate the transaction and that the transaction was entered into in the ordinary course of business.

•	Drs. Glimcher, Sato and Williams, or one of their immediate family members, are or were employed by educational or medical institutions with which we engage in ordinary course business transactions. The director did not initiate or negotiate any transaction with such institution and the payments made did not exceed the greater of $1 million or 2% of such institution’s consolidated gross revenues.

•

Mr. Grobstein and Dr. Sato are directors of charitable or non-profit organizations to which the Bristol-Myers Squibb Foundation made charitable contributions, which, in the aggregate, did not exceed the greater of $1 million or 2% of that organization’s consolidated gross revenues.

Board Leadership Structure

On May 4, 2010, Mr. Cornelius retired as our CEO and became our Non-Executive Chairman and Mr. Andreotti became our new CEO. The Board determined at that time that it was appropriate to separate the roles of the Chairman and the CEO in view of the completion of our transformation into a next generation biopharmaceutical company and Mr. Cornelius’ retirement as CEO. The Board has determined to maintain a Lead Independent Director at this time because Mr. Cornelius does not meet the New York Stock Exchange standards of independence due to his prior service as Chief Executive Officer of the company. The independent directors have elected Lewis B. Campbell, the current Chair of the Compensation and Management Development Committee, to serve as the Lead Independent Director. The Lead Independent Director is selected annually by the independent directors. The Lead Independent Director’s responsibilities include, among others, presiding at the meetings of independent directors, approving meeting agendas and meeting schedules, approving and advising the Chairman as to the quality, quantity and timeliness of information sent to the Board and serving as the principal liaison and facilitator between the independent directors and the Chairman. A more detailed description of the roles and responsibilities of the Lead Independent Director is available on our website at www.bms.com/ourcompany/governance.

Meetings of our Board

Our Board meets on a regularly scheduled basis during the year to review significant developments affecting Bristol-Myers Squibb and to act on matters requiring Board approval. It also holds special meetings when important matters require Board action between scheduled meetings. Members of senior management regularly attend Board meetings to report on and discuss their areas of responsibility. In 2010, the Board of Directors met 10 times. The average aggregate attendance of directors at Board and committee meetings was over 98%. No director attended fewer than 75% of the aggregate number of Board and committee meetings during the period he or she served. In addition, our independent directors met six times during 2010 to discuss such topics as our independent directors determined, including the evaluation of the performance of our Chief Executive Officer. Mr. Campbell, our Lead Independent Director, presided over these sessions.

Annual Meeting of Stockholders

Directors are strongly encouraged, but not required, to attend the Annual Meeting of Stockholders. All of the 2011 nominees for director attended our 2010 Annual Meeting of Stockholders, except for Dr. Glimcher who, for the first time in over 14 years, could not attend our Annual Meeting due to a prior long-standing commitment.

Committees of our Board

Our Bylaws specifically provide for an Audit Committee, Compensation and Management Development Committee, and Committee on Directors and Corporate Governance, which are composed entirely of independent directors. Our Board of Directors has determined, in its judgment, that all members of the Audit Committee are financially literate and that all members of the Audit Committee meet additional, heightened independence criteria applicable to directors serving on audit committees under the New York Stock Exchange listing standards. In addition, our Board has determined that Michael Grobstein and Alan J. Lacy each qualify as an “audit committee financial expert” under the applicable SEC rules.

Our Bylaws also authorize the establishment of additional committees of the Board and, under this authorization, our Board of Directors established the Science and Technology Committee. Our Board has appointed individuals from among its members to serve on these four committees and each committee operates under a written charter adopted by the Board, as amended from time to time. These charters are published on our website at www.bms.com/ourcompany/governance. Each of these Board committees has the necessary resources and authority to discharge its responsibilities, including the authority to retain consultants or experts to advise the committee.

The table below indicates the current members of the Audit Committee, Compensation and Management Development Committee, Committee on Directors and Corporate Governance and Science and Technology Committee, the primary responsibilities of each committee and the number of meetings held in 2010:

Committee	Current Members	Primary Responsibilities	No. of Meetings

Audit	Michael Grobstein (Chair) Lewis B. Campbell Louis J. Freeh Laurie H. Glimcher, M.D. Leif Johansson Alan J. Lacy

•   overseeing and monitoring the quality of our accounting and auditing practices;

•   appointing, compensating and providing oversight of the performance of our independent registered public accounting firm for the purpose of preparing or issuing audit reports and related work regarding our financial statements and the effectiveness of our internal control over financial reporting;

•   assisting the Board in fulfilling its responsibilities for general oversight of (i) compliance with legal and regulatory requirements, (ii) the performance of our internal audit function and (iii) risk assessment and risk management policies and guidelines;

•   reviewing our disclosure controls and procedures, including internal controls, periodic filings with the U.S. Securities and Exchange Commission (SEC), earnings releases and earnings guidance;

•   producing the required Audit Committee Report for inclusion in our Proxy Statement; and

•   overseeing investigations into complaints concerning financial or accounting matters.

7

Committee	Current Members	Primary Responsibilities	No. of Meetings

Compen- sation and Management Development	Lewis B. Campbell (Chair) Michael Grobstein Leif Johansson Vicki L. Sato, Ph.D. Togo D. West, Jr.

•   reviewing, approving and reporting to our Board on our major compensation and benefits plans, policies and programs;

•   annually reviewing and approving corporate goals and objectives relevant to CEO compensation, evaluating the CEO’s performance in light of those goals and objectives and recommending for approval by three-fourths of our independent directors the CEO’s compensation based on this evaluation;

•   reviewing and evaluating the performance of senior management; approving the compensation of executive officers and certain senior management;

•   overseeing our management development programs, performance assessment of senior executives and succession planning;

•   reviewing and discussing with management the Compensation Discussion and Analysis and related disclosures required for inclusion in our Proxy Statement, recommending to the Board, whether the Compensation Discussion and Analysis should be included in our Proxy Statement, and producing the Compensation and Management Development Committee Report required for inclusion in our Proxy Statement; and

•   reviewing incentive compensation programs to confirm incentive pay does not encourage unnecessary risk-taking.

5
Directors and Corporate Governance	Louis J. Freeh (Chair) Lewis B. Campbell Laurie H. Glimcher, M.D. Alan J. Lacy Togo D. West, Jr. R. Sanders Williams, M.D.

•   developing and recommending to our Board a set of Corporate Governance Guidelines and periodically reviewing such guidelines;

•   identifying and recommending corporate governance best practices;

•   reviewing and recommending annually to our Board of Directors the compensation of non-employee directors;

•   considering questions of potential conflicts of interest of directors and senior management, including approving related party transactions;

•   defining specific categorical standards for director independence;

•   considering matters of corporate social and public responsibility and matters of significance in areas related to corporate public affairs and our employees and stockholders;

•   identifying individuals qualified to become Board members and recommending that our Board select the director nominees for the next annual meeting of stockholders; and

•   overseeing our Board’s annual evaluation of its performance.

5

Committee	Current Members	Primary Responsibilities	No. of Meetings

Science and Technology	Laurie H. Glimcher, M.D. (Chair) Vicki L. Sato, Ph.D. R. Sanders Williams, M.D. Lamberto Andreotti Elliott Sigal, M.D., Ph.D.	• reviewing and advising our Board on the strategic direction of our research and development (R&D) programs and our progress in achieving long-term R&D objectives; • reviewing and advising our Board on our internal and external investments in science and technology; and • identifying and discussing significant emerging trends and issues in science and technology and considering their potential impact on our company.	5

Compensation Committee Interlocks and Insider Participation

There were no Compensation and Management Development Committee interlocks or insider (employee) participation in 2010.

Risk Assessment of Compensation Policies and Practices

In 2010, we conducted a worldwide review of our material compensation policies and practices and have concluded that these policies and practices are not reasonably likely to have a material adverse effect on the company. On a global basis, our compensation programs contain many design features that mitigate the likelihood of inducing excessive risk-taking behavior. These features include:

•	a balance of fixed and variable compensation, with variable compensation tied both to short-term objectives and the long-term value of our stock price;

•	multiple metrics in our incentive programs that balance top-line, bottom-line and cash management objectives;

•	linear payout curves and caps in our incentive program payout formulas;

•	reasonable goals and objectives in our incentive programs;

•	payouts modified based upon individual performance, inclusive of assessments against our Core BMS Behaviors and the BMS Commitment;

•	the Compensation and Management Development Committee’s ability to exercise downward discretion in determining incentive program payouts;

•	clawback provisions pertaining to annual incentive payouts and long-term incentive awards;

•	share ownership and retention guidelines applicable to our senior executives;

•	equity award policies that limit risk by not allowing for timing of equity award grants;

•	prohibition of speculative and hedging transactions by all employees;

•

all managers and executives worldwide participate in the same annual incentive program that pertains to our Named Executive Officers and that has been approved by the Compensation and Management Development Committee; and

•	mandatory training on our Standards of Business Conduct and Ethics and other policies that educate our employees on appropriate behaviors and the consequences of taking inappropriate actions.

Criteria for Board Membership

Our Corporate Governance Guidelines contain Board membership criteria that apply to nominees for a position on our Board of Directors. Under these criteria, members of our Board should be persons of diverse backgrounds with broad experience in areas important to the operation of our company such as business, science, medicine, finance/accounting, law, education or government and should possess qualities reflecting integrity, independence, wisdom, an inquiring mind, vision, a proven record of accomplishment and an ability to work well with others. In addition, each director must represent the interests of our stockholders. We do not have a formal policy on Board diversity as it relates to race, gender or national origin.

Identification and Selection of Nominees for our Board

The Committee on Directors and Corporate Governance periodically assesses the appropriate size of our Board, and whether any vacancies on our Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Committee on Directors and Corporate Governance considers candidates for Board membership. Candidates may come to the attention of the Committee on Directors and Corporate Governance through current Board members, third-party search firms, management, stockholders or others. The Chair of the Committee on Directors and Corporate Governance, in consultation with the Chairman, conducts an initial evaluation of the prospective nominees against the established Board membership criteria discussed above. The Committee reviews the skills of the current directors and compares them to the particular skills of potential candidates, keeping in mind its commitment to maintain a Board with members of diverse experience. Additional information relevant to the qualifications of prospective nominees may be requested from third-party search firms, other directors, management or other sources. After this initial evaluation, prospective nominees may be interviewed by telephone or in person by the Chair of the Committee on Directors and Corporate Governance, the Chairman and other directors. After completing this evaluation and interview, the Committee on Directors and Corporate Governance makes a recommendation to the full Board as to the persons who should be nominated by our Board, and the full Board determines the nominees after considering the recommendation and any additional information it may deem appropriate.

Stockholder Nominations for Director

The Committee on Directors and Corporate Governance considers and evaluates stockholder recommendations of nominees for election to our Board of Directors in the same manner as other director nominees. Stockholder recommendations must be accompanied by disclosure including written information about the recommended nominee’s business experience and background with consent in writing signed by the recommended nominee that he or she is willing to be considered as a nominee and, if nominated and elected, he or she will serve as a director. Stockholders should send their written recommendations of nominees accompanied by the required documents to the principal executive offices of the company addressed to: Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, attention: Secretary.

ITEM 1—ELECTION OF DIRECTORS

Our Board of Directors has nominated twelve current directors, Lamberto Andreotti, Lewis B. Campbell, James M. Cornelius, Louis J. Freeh, Laurie H. Glimcher, M.D., Michael Grobstein, Leif Johansson, Alan J. Lacy, Vicki L. Sato, Ph.D., Elliott Sigal, M.D., Ph.D., Togo D. West, Jr. and R. Sanders Williams, M.D., to serve as directors of Bristol-Myers Squibb. The directors will hold office from election until the 2012 Annual Meeting.

A majority of the votes cast is required to elect directors. Any current director who does not receive a majority of votes cast must tender his or her resignation as a director within 10 business days after the certification of the stockholder vote. The Committee on Directors and Corporate Governance, without participation by any director tendering his or her resignation, will consider the resignation offer and recommend to the Board whether to accept it. The Board, without participation by any director tendering his or her resignation, will act on the Committee’s recommendation at its next regularly scheduled meeting to be held within 60 days after the certification of the stockholder vote. We will promptly disclose the Board’s decision and the reasons for that decision in a broadly disseminated press release that will also be furnished to the Securities and Exchange Commission on Form 8-K. If any nominee is unable to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless our Board of Directors provides for a lesser number of directors.

Listed below is certain biographical information of each of the nominees for election including his or her principal occupation, current directorships and directorships held during the past 5 years of public companies and registered investment advisors and other business affiliations. Also included is a description of the specific experience, qualifications, attributes and skills of each nominee that led the Board to conclude that each nominee is well-qualified to serve as a member of our Board of Directors.

Information on Nominees for Directors

Director since 2009

LAMBERTO ANDREOTTI

Mr. Andreotti, age 60, has been our Chief Executive Officer since May 2010. He was our President and Chief Operating Officer from March 2009 to May 2010. From March 2008 to March 2009, Mr. Andreotti served as Executive Vice President and Chief Operating Officer of BMS. From May 2007 until March 2008, he served as Executive Vice President of BMS and Chief Operating Officer of Worldwide Pharmaceuticals, a division of BMS. Mr. Andreotti served as Executive Vice President of BMS and President of Worldwide Pharmaceuticals from 2005-2007 and as Senior Vice President and International President of Worldwide Pharmaceuticals from 2002-2005.

With his 13 years experience at BMS, both in the U.S. and internationally, and his prior experience at KABI Pharmacia and Pharmacia & Upjohn, Mr. Andreotti brings to our Board in-depth knowledge of our company and the biopharmaceutical industry. In his role as our Chief Operating Officer, Mr. Andreotti gained critical insights into managing a global business in a complex and dynamic environment.

During the last 5 years, Mr. Andreotti was Vice-Chairman of the Board of Directors of Mead Johnson Nutrition Company.

Director since 1998

LEWIS B. CAMPBELL

Mr. Campbell, age 64, is the retired Non-Executive Chairman of Textron Inc., a multi-industry company serving the aircraft, industrial products and components and financial industries. Mr, Campbell served as Non-Executive Chairman of Textron from December 2009 to April 2010. Mr. Campbell served as Chairman and Chief Executive Officer of Textron from February 1999 until his retirement as Chief Executive Officer in December 2009. Mr. Campbell is a member of The Business Council.

Mr. Campbell is a demonstrated leader with keen business understanding. With his focus on operational efficiencies at Textron, Mr. Campbell is uniquely positioned to help guide the company through its transition to a biopharmaceutical company. Furthermore, his first-hand knowledge of the many issues facing public companies and his service on all of our independent Board Committees position him well to serve as our Lead Independent Director.

During the last 5 years, Mr. Campbell was the Chairman of the Board of Directors of Textron Inc. and a Director of Dow Jones & Co.

Director since 2005

JAMES M. CORNELIUS

Mr. Cornelius, age 67, has been our Non-Executive Chairman since May 2010. He served as our Chairman and Chief Executive Officer from February 2008 to May 2010 and served as our Chief Executive Officer from September 2006 to February 2008. From November 2005 through April 2006, Mr. Cornelius served as the Chairman of the Board and Chief Executive Officer (interim) of Guidant Corporation, a U.S. cardiac and vascular medical device company. He served as Guidant’s Non-Executive Chairman of the Board from 2000 until 2005.

Mr. Cornelius has been the principal strategist in the company’s transition into a next generation biopharmaceutical company. His extensive understanding of the complex operational, regulatory and financial issues facing pharmaceutical companies and general industry gained while serving in key leadership roles at Eli Lilly and Co. and Guidant Corporation and on the boards of other companies positions Mr. Cornelius well to serve as the Non-Executive Chairman of our Board of Directors.

Mr. Cornelius is the Chairman of the Board of Directors of Mead Johnson Nutrition Company and a Director of Given Imaging Ltd. During the last 5 years, Mr. Cornelius was a Director of DirecTV and Guidant Corporation.

Director since 2005

LOUIS J. FREEH

Mr. Freeh, age 61, has served as Chairman and Treasurer of the Freeh Group International Solutions, LLC, a consulting firm, and Managing Partner, Freeh Sullivan Sporkin, LLP, a law firm, since 2007. Mr. Freeh served as Vice Chairman, General Counsel, Corporate Secretary and Ethics Officer to MBNA Corporation, a bank holding company, from 2001 until its acquisition by Bank of America in January 2006. He served as FBI Director from 1993 to 2001 and previously as a U.S. District Judge, Assistant U.S. Attorney and FBI Special Agent. Mr. Freeh currently serves as independent compliance advisor to Daimler AG.

Mr. Freeh brings a unique perspective to our Board based on his extensive experience as a former federal judge, FBI director and corporate general counsel, particularly with respect to matters relating to law, corporate governance, compliance and regulatory matters. He has a demonstrated record of integrity and independence.

Mr. Freeh is a Director of Wilmington Trust. During the last 5 years, he was a Director of Fannie Mae, Viisage Technology, Inc. and L-1 Identity Solutions.

Director since 1997

LAURIE H. GLIMCHER, M.D.

Dr. Glimcher, age 59, has been the Irene Heinz Given Professor of Immunology at the Harvard School of Public Health and Professor of Medicine at Harvard Medical School since 1990. She is a Fellow of the American Academy of Arts and Sciences, a member of the National Academy of Sciences USA, and a member of the Institutes of Medicine of the National Academy of Sciences. She is also a member of, and a past President of, the American Association of Immunologists. She was elected to the American Society of Clinical Investigation, the American Association of Physicians and the American Association for the Advancement of Science.

Dr. Glimcher is an internationally known immunologist and physician who brings a unique perspective to our Board on a variety of healthcare related issues. She is also a Senior Physician and Rheumatologist at Brigham and Women’s Hospital. Dr. Glimcher serves on the Memorial Sloan-Kettering Cancer Center Board of Scientific Consultants and on the Scientific Advisory Boards of the Burroughs-Wellcome Fund, Cancer Research Institute, Immune Disease Institute, Health Care Ventures, Inc., Nodality Inc., Abpro, Inc., Theraclone Sciences, Inc. and American Asthma Foundation. She is also a member of the American Association of Physicians and the Institutes of Medicine of the National Academy of Sciences. Her expertise in the immunology area and her extensive experience in the medical field position her well to serve as the Chair of the Science and Technology Committee.

Dr. Glimcher is a Director of Waters Corporation.

Director since 2007

MICHAEL GROBSTEIN

Mr. Grobstein, age 68, is a retired Vice Chairman of Ernst & Young LLP, an independent registered public accounting firm. Mr. Grobstein worked with Ernst & Young from 1964 to 1998, and was admitted as a partner in 1975. He served as a Vice Chairman-International Operations from 1993 to 1998, as Vice Chairman-Planning, Marketing and Industry Services from 1987 to 1993, and Vice Chairman-Accounting and Auditing Services from 1984 to 1987. He serves on the Board of Trustees and Executive Committee and is the Treasurer of the Central Park Conservancy. He also serves on the Board of Directors of the Peer Health Exchange.

With over 30 years experience at a major auditing firm, Mr. Grobstein has extensive knowledge and background relating to accounting and financial reporting rules and regulations as well as the evaluation of financial results, internal controls and business processes. Mr. Grobstein’s depth and breadth of financial expertise and his experience handling complex financial issues as chair of the audit committees of two other public companies in the healthcare industry position him well to serve as Chair of our Audit Committee.

Mr. Grobstein is a Director of Given Imaging Ltd. During the last 5 years, he was a Director of Guidant Corporation.

Director since 1998

LEIF JOHANSSON

Mr. Johansson, age 59, has served as President of AB Volvo and Chief Executive Officer of the Volvo Group, a global commercial transport equipment group, since 1997. Mr. Johansson has announced his retirement from Volvo in mid-2011. Between 1979 and 1997, Mr. Johansson held various executive positions in AB Electrolux, a world leader in appliances, including serving as CEO between 1994 and 1997. He is a Director of The Confederation of Swedish Enterprise, the Royal Swedish Academy of Engineering Sciences and the Association des Constructeurs Europeens d’Automobiles. He is also Chairman of the European Business Roundtable of Industrialists.

Mr. Johansson is a highly respected global business leader who provides a wealth of management experience and business expertise. Mr. Johansson has a comprehensive understanding of the operational, financial and strategic challenges facing global companies and knows how to make businesses work effectively and efficiently.

Mr. Johansson is a Director of AB Volvo and Svenska Cellulosa Aktiebolaget SCA.

Director since 2008

ALAN J. LACY

Mr. Lacy, age 57, has been the Senior Advisor to Oak Hill Capital Partners, L.P., a private equity investment firm, since 2007. From 1994 to 2006, he was employed by Sears, Roebuck and Co., a large retail company, and following its acquisition, Sears Holdings Corporation, a large broadline retailer. Mr. Lacy held executive level positions of increasing responsibility in finance and operations, including his service as Chief Executive Officer and Chairman of the Board from 2000 to 2005. He also served as Vice Chairman of Sears Holdings Corporation from 2005 to 2006. He is Chairman of the Board of Trustees of the National Parks Conservation Association.

Mr. Lacy brings to the Board extensive business understanding and demonstrated management expertise having served in key leadership positions at Sears Holdings Corporation, including Chief Executive Officer. In addition, his experience as a senior financial officer of three large public companies provides him with a comprehensive understanding of the complex financial and legal issues facing large companies and makes him a key member of the Audit Committee. Mr. Lacy is a highly respected business leader with a proven record of accomplishment.

Mr. Lacy is a Director of The Western Union Company, The Hillman Companies, Inc. and Dave & Buster’s, Inc. He is also a Trustee of Fidelity Funds.

Director since 2006

VICKI L. SATO, PH.D.

Dr. Sato, age 62, has been a professor of management practice at the Harvard Business School and Professor of molecular and cell biology at Harvard University since July 2005. In 2006, Dr. Sato became Special Advisor to Atlas Venture, a global venture capital firm. In 2005, Dr. Sato retired as President of Vertex Pharmaceuticals Incorporated, a global biotechnology company, where she was responsible for research and development, business and corporate development, commercial operations, legal, and finance. Dr. Sato also served as Chief Scientific Officer, Senior Vice President of Research and Development, and Chair of the Scientific Advisory Board at Vertex before being named President in 2000.

Dr. Sato’s extensive and distinctive experience in business, academia and science over more than 25 years brings to the Board a valuable perspective on the biotech industry. Dr. Sato has a strong background in research and development positioning her well to serve on the Science and Technology Committee. Her service as chair of the compensation committees of two healthcare companies makes Dr. Sato a well-qualified member of our Compensation and Management Development Committee.

Dr. Sato is a Director of PerkinElmer Corporation and Alnylam Pharmaceuticals. During the last 5 years, she was a Director of Infinity Pharmaceuticals.

Director since 2011

ELLIOTT SIGAL, M.D., PH.D.

Dr. Sigal, age 59, has been our Chief Scientific Officer and President of Research and Development since October 2004 and an Executive Vice President since October 2006. Dr. Sigal joined BMS in November 1997 as Vice President of the newly created department of Applied Genomics and since then has held positions of increasing responsibility in both discovery and development.

Dr. Sigal has more than 25 years of combined experience in medicine, research and management and is highly respected by the biopharmaceutical industry. Dr. Sigal serves a key role as a member of the Board’s Science and Technology Committee as the continued importance of research and development is critical to our strategy and our success as a biopharma company.

During the last 5 years, Dr. Sigal was a Director of Mead Johnson Nutrition Company.

Director since 2008

TOGO D. WEST, JR.

Secretary West, age 68, has been Chairman of TLI Leadership Group, a strategic consulting firm since 2006 and Chairman of Noblis, Inc., a nonprofit science and technology company since 2001. From 2004 to 2006, Secretary West was the Chief Executive Officer of the Joint Center for Political and Economic Studies, a nonprofit research and public policy institution. He served as Of Counsel to the Washington, D.C. based law firm of Covington & Burling from 2000 to 2004.

Secretary West’s government experience provides the Board with a unique perspective of the issues facing our company. In his position as Secretary of Veterans Affairs, he was a member of the President’s Cabinet, and oversaw the largest healthcare system in the country; and as Secretary of the Army, he was responsible for all Army activities, including the extensive system of Army medical centers around the world. In 2007, Secretary West was asked to co-chair the review of the delivery of healthcare at Walter Reed Army Medical Center and the National Naval Medical Center at Bethesda. With his keen understanding of the public policy issues facing the healthcare industry, Secretary West is a key member of the Committee on Directors and Corporate Governance.

Secretary West is a Director of FuelCell Energy, Inc., and Krispy Kreme Doughnuts. During the last 5 years, he was a Director of AbitibiBowater Inc.

Director since 2006

R. SANDERS WILLIAMS, M.D.

Dr. Williams, age 61, has been President and Robert W. and Linda L. Mahley Distinguished Professor of The J. David Gladstone Institutes, a research facility and Professor of Medicine at the University of California, San Francisco, since March 2010. From 2007 to 2010, Dr. Williams was the Senior Vice Chancellor for Academic Affairs at Duke University Medical Center and Dean of Duke University School of Medicine from 2001 to 2007. Dr. Williams joined the Duke faculty in 1980 as an assistant professor of medicine, physiology and cell biology. Dr. Williams is a consultant to Phrixus, Inc and the Taylor Companies.

Dr. Williams has served recently on the Director’s Advisory Committee of the National Institutes of Health and the Board of External Advisors to the National Heart, Lung and Blood Institute. Dr. Williams is also a member of the Institutes of Medicine of the National Academy of Sciences and a fellow of the American Association for the Advancement of Science. With his medical expertise, leadership of clinical care programs and research experience in biology, Dr. Williams brings a valuable perspective to our Board and is a key member of the Science and Technology Committee. In addition, his experience as a practicing physician provides unique insight into the challenges facing patients.

Dr. Williams is a Director of Laboratory Corporation of America.

Communications with our Board of Directors

The Committee on Directors and Corporate Governance has created a process by which an interested party may communicate directly with our non-management directors. Any interested party wishing to contact a non-management director may do so in writing by sending a letter to:

[Name of Director]

c/o Corporate Secretary

Bristol-Myers Squibb Company

345 Park Avenue

New York, NY 10154

Any matter relating to our financial statements, accounting practices or internal controls should be addressed to the Chair of the Audit Committee. All other matters should be addressed to the Chair of the Committee on Directors and Corporate Governance. Our Corporate Secretary reviews all correspondence and regularly forwards to our Board a summary of all such correspondence and copies of all correspondence that, in the opinion of our Corporate Secretary, deals with the functions of our Board or its committees, or that our Corporate Secretary otherwise determines requires Board attention. Directors may at any time review a log of the correspondence we receive that is addressed to members of the Board and request copies of any such correspondence.

Codes of Conduct

Our Board of Directors has adopted the Standards of Business Conduct and Ethics that sets forth important company policies and procedures in conducting our business in a legal, ethical and responsible manner. These standards are applicable to all of our employees, including the Chief Executive Officer, the Chief Financial Officer and the Controller. In addition, the Audit Committee has adopted the Code of Ethics for Senior Financial Officers that supplements the Standards of Business Conduct and Ethics by providing more specific requirements and guidance on certain topics. The Code of Ethics for Senior Financial Officers applies to the Chief Executive Officer, the Chief Financial Officer,

the Controller, the Treasurer and the heads of major operating units. Our Board has also adopted the Code of Business Conduct and Ethics for Directors that applies to all directors and sets forth guidance with respect to recognizing and handling areas of ethical issues. The Standards of Business Conduct and Ethics, the Code of Ethics for Senior Financial Officers and the Code of Business Conduct and Ethics for Directors are available on our website at www.bms.com/ourcompany/governance. We will post any substantive amendments to, or waivers from, applicable provisions of our Standards of Business Conduct and Ethics, our Code of Ethics for Senior Financial Officers, and our Code of Business Conduct and Ethics for Directors on our website at www.bms.com/ourcompany/governance within two days following the date of such amendment or waiver.

Employees are required to report any conduct they believe in good faith to be an actual or apparent violation of our Codes of Conduct. In addition, as required under the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by company employees of concerns regarding questionable accounting or auditing matters.

Related Party Transactions

The Board has adopted written policies and procedures for the review and approval of transactions involving the company and related parties, such as directors, executive officers and their immediate family members. The policy covers any transaction or series of transactions (an “interested transaction”) in which the amount involved exceeds $120,000, the company is a participant, and a related party has a direct or indirect material interest (other than solely as a result of being a director or less than 10 percent beneficial owner of another entity). All interested transactions are subject to approval or ratification in accordance with the following procedures:

•

Management will be responsible for determining whether a transaction is an interested transaction requiring review under this policy, in which case the transaction shall be disclosed to the Committee on Directors and Corporate Governance.

•

The Committee on Directors and Corporate Governance shall review the relevant facts and circumstances, including, among other things, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or ordinary circumstances and the related party’s interest in the transaction.

•

If it is impractical or undesirable to wait until a Committee meeting to complete an interested transaction, the Chair of the Committee in consultation with the General Counsel may review and approve the transaction, which approval must be ratified by the Committee at its next meeting.

•

In the event the company becomes aware of an interested transaction that has not been approved, the Committee shall evaluate all options available to the company, including ratification, revision or termination of such transaction and take such course of action as the Committee deems appropriate under the circumstances.

•	No director shall participate in any discussion or approval of the interested transaction for which he or she is a related party.

•

If an interested transaction is ongoing, the Committee may establish guidelines for management to follow in its ongoing dealings with the related party and shall review and assess such ongoing relationships on at least an annual basis.

•

Certain types of interested transactions are deemed to be pre-approved or ratified by the Committee, as applicable, including the employment of executive officers, director compensation, certain transactions with other companies or charitable contributions, transactions where all shareholders receive proportional benefits, transactions involving competitive bids, regulated transactions and certain banking-related services.

The Committee on Directors and Corporate Governance has approved the following related party transaction in accordance with our policy and Bylaws:

•

The Officers and Directors Indemnification Trust One was formed on October 20, 2005 pursuant to the settlement agreement among Bristol-Myers Squibb Company, our directors and officers, and our D&O insurers. The trust was formed to fund, under certain conditions, the payment of any settlement of judgment costs, including any award of attorneys’ fees to counsel for plaintiffs, incurred by or on behalf of certain of our current and former directors and officers in any derivative lawsuit brought on behalf of Bristol-Myers Squibb for which a claim for coverage under the policies released in the settlement could have been made. Insurance proceeds received in the settlement in the amount of $38.5 million were deposited into this trust. An independent Trustee administered the Trust and no distribution was made in 2010. Pursuant to the terms of the Trust Agreement, the Trust was terminated on October 20, 2010. Bristol-Myers Squibb, as the residual beneficiary of the Trust, received all trust property that remained in the Trust upon its termination.

Availability of Corporate Governance Documents

Our Corporate Governance Guidelines (including the standards of director independence), Standards of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers, Code of Business Conduct and Ethics for Directors, additional policies and guidelines, committee charters, links to Reports of Insider Transactions and listings of our Board of Directors and Executive Officers are available on our corporate governance webpage at www.bms.com/ourcompany/governance and are available to any interested party who requests them by writing to: Secretary, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154.

Compensation of Directors

2010 Director Compensation Program

We aim to provide a competitive compensation program to attract and retain high quality directors. The Committee on Directors and Corporate Governance annually reviews our directors’ compensation practices and compares them against the practices of the companies in our peer group. The Committee submits its recommendations for director compensation to the full Board for approval. In December 2009, when the directors approved the 2010 compensation for directors, the following companies were in our peer group: Abbott Laboratories, Amgen, Eli Lilly & Co., Johnson & Johnson, Merck & Co., Pfizer, Schering-Plough and Wyeth. Mr. Andreotti did not receive any additional compensation for serving as a director in 2010. Mr. Cornelius received compensation for his services as Non-Executive Chairman commencing on May 4, 2010.

Management has engaged an outside consultant, Frederic W. Cook & Co., Inc. (FWC), to review market data and competitive information on director compensation. Consistent with our desire to attract and retain highly skilled and experienced directors, the Committee on Directors and Corporate Governance, in consultation with FWC, determined that it was appropriate to target director compensation at the median of the companies in our peer group. In addition, FWC recommended simplifying our director compensation program by eliminating per meeting fees and introducing committee membership retainers. Because the company’s nine non-management directors are fewer than the peer median of 11, the aggregate cost of our director compensation program is between the peer group 25th percentile and median. The Committee believes the total compensation package for directors we offer continues to be reasonable, and appropriately aligns the interests of directors to stockholders by ensuring directors have a proprietary stake in our company.

The components of our standard non-management directors’ compensation for 2010 were as follows:

Cash Compensation

In 2010, our non-management directors were entitled to receive the following cash compensation:

•	Annual cash retainer of $85,000;

•

Annual Committee Chair cash retainer of $25,000 for each of the Chairs of the Audit Committee, Compensation and Management Development Committee, Committee on Directors and Corporate Governance and Science and Technology Committee;

•

Annual Committee membership cash retainer of $15,000 for each director serving as a member (but not Chair) of the Audit, Compensation and Management Development, and Science and Technology Committees; and

•	Annual Committee membership cash retainer of $7,500 for each director serving as a member (but not Chair) of the Committee on Directors and Corporate Governance.

In addition, the Lead Independent Director received an annual cash retainer of $20,000.

Deferral Program

A non-management director may elect to defer payment of all or part of the cash compensation received as a director under our company’s 1987 Deferred Compensation Plan for Non-Employee Directors. The election to defer is made in the preceding calendar year in which the compensation is earned. Deferred funds may be credited to one or more of the following funds: a 6-month United States Treasury bill equivalent fund, a fund based on the return on the company’s invested cash or a fund based on the return on our common stock. Deferred portions are payable in a lump sum or in a maximum of ten annual installments. Payments under the Plan begin when a participant ceases to be a director or at a future date previously specified by the director. For all current directors, deferred share units, including the annual award, are settleable solely in shares of company common stock.

Equity Compensation

Under the 1987 Deferred Compensation Plan for Non-Employee Directors, on February 1, 2010, all non-management directors received an annual award of deferred common share units valued at $110,000. These deferred common share units are non-forfeitable at grant. In addition, new non-management directors receive a pro-rata deferred share unit award at the time the director joins the company’s Board.

Share Retention Requirements

In 2010, all non-management directors were required to hold at least $300,000 worth of BMS shares and/or share units within three years of joining the Board and maintain this ownership level throughout their service as a director. We required that 25% of the annual retainer be deferred and credited to a deferred compensation account, the value of which is determined by the value of our common stock, until a non-management director has attained our share retention requirements. All of our current directors have met our share retention requirements.

Charitable Contribution Programs

Each current director participates in our Directors’ Charitable Contribution Program. Upon the death of a director, we will donate up to an aggregate of $500,000 to up to five qualifying charitable organizations designated by the director. Individual directors derive no financial or tax benefit from this program since the tax benefit of all charitable deductions relating to the contributions accrues solely to us. In 2009, the Board eliminated the Charitable Contributions Program for all new directors.

Each director was also able to participate in our company-wide matching gift program in 2010. We matched dollar for dollar a director’s contribution to qualified charitable and educational organizations up to $20,000. This benefit was also available to all company employees. In 2010, each of the following directors participated in our matching gift programs as indicated in the Director Compensation Table below: Messrs. Campbell, Grobstein and Lacy and Drs. Glimcher, Sato and Williams.

Compensation of the Non-Executive Chairman

On May 4, 2010, Mr. Cornelius became our Non-Executive Chairman of the Board. As Non-Executive Chairman, Mr. Cornelius has significantly greater responsibilities than other directors, including chairing the Office of the Chairman to meet on a regular basis with the CEO on the most critical strategic issues and transactions, serving as a liaison between the CEO and the independent directors, frequently discussing the strategy and direction of the company with senior management, and serving as a non-voting member, ex-officio, of the Audit Committee, Committee on Directors and Corporate Governance and the Compensation and Management Development Committee. In addition to the standard Board compensation that all non-employee directors receive, the Board approved, based on a recommendation by FWC, an annual Non-Executive Chairman retainer of $200,000, paid quarterly, of which 50% is paid in cash and 50% in shares of company common stock. The Board also recognized that during a transition period, Mr. Cornelius would need to spend additional time working with the new CEO on transitional and other company matters. For these services, upon consultation with FWC, the Board approved an annual Transitional Non-Executive Chairman retainer of $175,000, paid quarterly, of which 50% was paid in cash and 50% in shares of company common stock. Mr. Cornelius was also reimbursed for business travel and for office space, utilities, supplies and administrative support for his work related to company matters.

2011 Director Compensation

In December 2010, the Committee on Directors and Corporate Governance reviewed market data and other analyses prepared by FWC that compared our director compensation program against an expanded peer group that included the addition of three biotechnology companies. The companies in this peer group are the same as the companies in the primary peer group for executive compensation purposes and are listed on page 31. With the addition of the three new companies, our director compensation program was positioned at below the 25th percentile. FWC recommended that the directors continue to be positioned at median amongst our peers. Therefore, to bring our directors compensation program to median, FWC recommended, and the Board approved, effective January 1, 2011, that the non-employee directors’ compensation be modified as follows:

•

Increasing the annual Committee Chair cash retainer to $30,000 for each of the Chairs of the Audit Committee, Compensation and Management Development Committee, Committee on Directors and Corporate Governance and Science & Technology Committee;

•	Increasing the Lead Director annual retainer to $30,000; and

•	Increasing the annual grant of deferred share units to $125,000 in value.

In addition, the Committee recommended, and the Board approved, the elimination of the Transitional Non-Executive Chairman Retainer for Mr. Cornelius after December 31, 2010.

Director Compensation Table

The following table sets forth information regarding the compensation earned by our non-employee directors in 2010:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
L. B. Campbell	$152,500	$110,000	$0	$0	$19,999	$282,499
J. M. Cornelius(6)	$181,667	$207,500	$0	$0	$0	$389,161
L. J. Freeh	$125,000	$110,000	$0	$0	$0	$235,000
L. H. Glimcher, M.D.	$132,500	$110,000	$0	$0	$2,000	$244,500
M. Grobstein	$125,000	$110,000	$0	$0	$20,000	$255,000
L. Johansson	$115,000	$110,000	$0	$0	$0	$225,000
A. J. Lacy	$107,500	$110,000	$0	$0	$20,000	$237,500
V. L. Sato, Ph.D.	$115,000	$110,000	$0	$0	$20,000	$245,000
T. D. West, Jr.	$107,500	$110,000	$0	$0	$0	$217,500
R. S. Williams, M.D.	$107,500	$110,000	$0	$0	$12,500	$230,000

(1)	Includes the annual retainer (pro-rated for partial-year service), committee chair retainers and committee membership retainers. All or a portion of compensation may be deferred until retirement or a date specified by the director, at the election of the director. The directors deferred the following amounts in 2010 which amounts are included in the figures above:

Name	Dollar Amount Deferred	Percentage Allocated to Deferred Share Units	Number of Deferred Share Units Acquired
L. B. Campbell	$0	—	—
J. M. Cornelius	$0	—	—
L. J. Freeh	$0	—	—
L. H. Glimcher, M.D.	$0	—	—
M. Grobstein	$31,250	100%	1,188
L. Johansson	$0	—	—
A. J. Lacy	$107,500	100%	4,171
V. L. Sato, Ph.D.	$0	—	—
T. D. West, Jr.	$2,240	100%	84
R. S. Williams, M.D.	$53,750	100%	2,043

(2)	On February 4, 2010, each of the non-management directors then serving as a director received a grant of 4,490 deferred share units valued at $110,000 based on the fair market value on the day of grant of $24.50. On May 4, 2010, Mr. Cornelius received a grant of 3,253.15 deferred share units valued at $82,500 based on the fair market value on the day of grant of $25.36 following his appointment as Non-Executive Chairman. The grant was pro-rated for his partial-year service. The number and market value (based upon the fair market value on December 31, 2010 of $26.52) of all deferred share units held by each of these directors as of December 31, 2010 is set forth below. In some cases, these figures include deferred share units acquired through elective deferrals of cash compensation.

	As of December 31, 2010
Name	# of Deferred Share Units	Market Value
L. B. Campbell	15,657	$415,233
J. M. Cornelius	8,521	$225,974
L. J. Freeh	24,031	$637,292
L. H. Glimcher, M.D.	53,582	$1,420,983
M. Grobstein	25,313	$671,309
L. Johansson	35,813	$949,761
A. J. Lacy	20,228	$536,446
V. L. Sato, Ph.D.	22,068	$585,245
T. D. West, Jr.	17,229	$456,920
R. S. Williams, M.D.	31,004	$822,221

In addition, Mr. Cornelius received shares of company stock totaling $125,000 in value, which represented the grant date fair value. Such shares were provided pursuant to his Non-Executive Chairman and Transitional Non-Executive Chairman Retainers.

(3)	There were no option awards granted in 2010. The number and intrinsic value (based upon the fair market value on December 31, 2010 of $26.52) of all stock options held by each of these directors as of December 31, 2010 is set forth below.

	As of December 31, 2010
Name	# of Stock Options	Intrinsic Value
L. B. Campbell	18,181	$10,160
J. M. Cornelius	5,000	$4,575
L. J. Freeh	2,500	$3,900
L. H. Glimcher, M.D.	18,181	$10,160
M. Grobstein	0	$0
L. Johansson	18,181	$10,160
A. J. Lacy	0	$0
V. L. Sato, Ph.D.	0	$0
T. D. West, Jr.	0	$0
R. S. Williams, M.D.	0	$0

(4)	The defined benefit pension plan for directors was discontinued in 1996 and benefits were frozen at that time. None of our current directors participated in this plan.

(5)	Amounts consist of company matches of charitable contributions under our matching gift program. On occasion, family members accompanied Mr. Cornelius when traveling on the company’s NetJets account for business travel. Mr. Cornelius paid the taxes on the imputed income as calculated using the Standard Industry Fare Level (SIFL) rate. We did not reimburse Mr. Cornelius for taxes he paid.

(6)	Commencing May 4, 2010, Mr. Cornelius received compensation as Non-Executive Chairman of the Board. Prior to May 4, 2010, Mr. Cornelius did not receive compensation for his services as Chairman of Board as he also served as our Chief Executive Officer.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

This Compensation Discussion and Analysis (CD&A) is intended to explain to our stockholders how our compensation program is designed and how it operates with respect to our Named Executive Officers (our current CEO, former CEO, CFO and the three other most highly paid executives of our company). James M. Cornelius, our former Chief Executive Officer and current Chairman of the Board of Directors, retired as CEO effective May 4, 2010. This CD&A includes Mr. Cornelius’ compensation information during the time he served as our CEO.

Our CD&A first describes our executive compensation philosophy and how we design our compensation program, with a discussion focusing on the main components of our compensation program. We then detail the process for, and analyze the determination by the Compensation and Management Development Committee (Committee) of, the resultant compensation of our Named Executive Officers. Finally, we discuss our 2011 compensation and benefit program changes, outline other benefits we provide to our Named Executive Officers and describe several of our key executive compensation policies.

EXECUTIVE SUMMARY

2010 Executive Compensation Highlights

•	Our 3-year and 5-year total stockholder return exceeded that of our peer group average and the S&P 500 Index

•	Our annual and long-term incentives are 100% performance-based

•	A significant portion of an executive’s compensation is at risk and tied to the creation of stockholder value

•	We eliminated tax gross-ups in our change-in-control agreements for newly eligible executives

•	We have robust share ownership and share retention guidelines and prohibit speculative and hedging transactions

•	Our program appropriately mitigates risks

•	We have clawback provisions for our incentive awards

As described in more detail below, our Named Executive Officers were compensated based on the successful implementation of our strategy, solid financial performance of BMS and their individual performance. In addition, our compensation program was aligned with our goals of strengthening our pay-for-performance philosophy, reducing costs and delivering stockholder value.

2010 Financial Performance

Our executive compensation program and the compensation of our Named Executive Officers are directly tied to the financial performance of our company. The successful implementation of our biopharmaceutical strategy, the significant increase in sales of many of our key products, the significant advances in our pipeline, our success in implementing our “string of pearls” strategy including the acquisition of ZymoGenetics, Inc. and our continued expense management all contributed to the solid financial performance of BMS in 2010. The financial measures used in our compensation arrangements in 2010 were applicable to the determination of incentive awards for all eligible employees, including our Named Executive Officers. These financial measures are detailed below:

Financial Measure(1)	Target	Actual(2)	Percent of Target
Adjusted Non-GAAP Diluted Earnings Per Share	$2.17	$2.22	102.3%
Adjusted Net Sales Growth, Net of Foreign Exchange	6.1%	4.1%	67.2%
Adjusted Working Capital plus Capital Expenditures as a % of Net Sales, Net of Foreign Exchange	12.5%	9.6%	123.2%
Adjusted Non-GAAP Pretax Profit Margin	23.5%	24.4%	103.8%

(1)	These Non-GAAP financial measures are defined below.

(2)	Actuals exclude the impact of the acquisition of ZymoGenetics, Inc. and the portion of the impact of U.S. health care reform that was not quantifiable at the time targets were approved by the Committee. See paragraph below.

Explanation of Financial Measures

Each financial measure used to compensate our employees was adjusted to exclude operating expenses relating to the acquisition of ZymoGenetics, Inc. and the portion of the expense related to U.S. health care reform that was not quantifiable at the time targets were approved by the Committee. The Committee determined after the acquisition of ZymoGenetics, Inc. that it was appropriate to exclude the expense relating to the acquisition of ZymoGenetics, which were not quantifiable when targets were set, so as not to penalize employees in the short term for making decisions that are projected to create long-term value for our company and our stockholders. The Committee also determined after the enactment of the health care reform legislation that it was appropriate to exclude the portion of the impact of health care reform that was not quantifiable when the targets were approved by the Committee as the employees were not responsible for such impact. The impact of health care reform is a decrease in net sales of $155 million and a decrease in non-GAAP diluted earnings per share of $0.055. The impact of ZymoGenetics is an increase in net sales of $15 million and a decrease in non-GAAP diluted earnings per share of $0.01.

The adjustments apply to the performance results under the 2010 annual bonus plan and the 2010 portion of our outstanding long-term performance awards, the latter of which are tied to annual financial targets established each year during the respective three-year performance period of each award. The table below displays our year-end results before and after the adjustment:

Financial Measure	As Reported	Impact of Health Care Reform	Impact of Zymo-Genetics	After Adjustments
Non-GAAP Diluted Earnings Per Share(1)	$2.16	$.055	$.01	$2.22
Net Sales Growth, Net of Foreign Exchange(2)	3.3%	0.8%	(0.1)%	4.1%
Working Capital plus Capital Expenditures as a % of Net Sales, Net of Foreign Exchange(3)	9.4%	0.2%	0%	9.6%
Non-GAAP Pretax Profit Margin(4)	23.8%	0.4%	0.2%	24.4%

(1)	As disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, GAAP diluted earnings per share from continuing operations were $1.79. Non-GAAP diluted earnings per share from continuing operations were $2.16. For a reconciliation of GAAP to non-GAAP, see page 59 of the Form 10-K.

(2)	Our GAAP net sales growth for 2010 was 3.6%. Net sales growth, net of foreign exchange for 2010 was 3.3%. For a reconciliation of GAAP to non-GAAP, see Exhibit 99.2 to the Form 8-K filed on January 27, 2011.

(3)	Our working capital plus capital expenditures as a % of net sales for 2010 was 9.4%. Working capital plus capital expenditures as a % of net sales, net of foreign exchanges for 2010 was also 9.4%. For a reconciliation of GAAP to non-GAAP, see Exhibit 99.2 to the Form 8-K filed on January 27, 2011.

(4)

Our GAAP pretax profit margin for 2010 was 31.2%. Non-GAAP pretax profit margin for 2010 was 23.8%. For a reconciliation of GAAP to non-GAAP, see Exhibit 99.2 to the Form 8-K filed on January 27, 2011.

Total Stockholder Return

Our compensation program is designed to have a significant portion of compensation paid in the form of equity to tie executives’ interests to the interests of our stockholders. As shown below, our total stockholder return (stock price appreciation plus dividends (TSR)) for the three and five-year periods ending in 2010 exceeded that of our peers (includes companies in our primary and secondary peer groups) and the S&P 500 Index. In 2010, for the second year in a row, we increased our dividends.

2010 Changes to our Compensation Program

We implemented the following changes to our compensation program in 2010 to continue driving the successful execution of our biopharmaceutical business strategy:

•

2010 Salary Increase Program: We did not grant annual merit increases in 2010, except where required by law or contractual obligation. This action applied to all levels of employees worldwide, including our Named Executive Officers. We took this action as an additional cost-savings measure in 2010.

•

New Long-Term Incentive Program: The Committee implemented a new long-term incentive program for all executives of our company, including our Named Executive Officers. Our new program features two types of awards: performance share units and market share units that result in our long-term incentive program being 100% performance-based. Each is described below:

•

Performance Share Units: Performance share units comprise 60% of the new long-term incentive mix. Consistent with awards granted since 2007, the 2010 awards are tied to financial measures established annually over the three-year performance cycle. The 2010 awards will accrue dividend equivalents which are payable only if and when the underlying award is earned at the end of the three-year performance cycle.

•

Market Share Units: Market share units comprise 40% of the new long-term incentive mix. This award type, which we have not used previously, is similar to restricted stock units we have granted in the past except that market share units vest based on stock price performance. On each vesting date, a payout factor is derived as a ratio of stock price on the vesting date (a 10-day average closing price) divided by stock price on the grant date (also a 10-day average). The payout factor is applied to the target number of market share units vesting on a given date, inclusive of accrued dividend equivalents, to determine the total number of market share units and dividend equivalents earned.

2010 MANAGEMENT CHANGES

On January 1, 2010, the Committee appointed Mr. Bancroft to serve as our Acting Chief Financial Officer and on April 8, 2010, Mr. Bancroft became our Chief Financial Officer. On May 4, 2010, Mr. Cornelius retired as Chief Executive Officer of our company and Mr. Andreotti became our Chief Executive Officer. Messrs. Andreotti and Bancroft are subject to the same policies and programs that are applicable to all other Named Executive Officers.

Upon retirement as CEO, Mr. Cornelius was entitled to receive certain benefits pursuant to our standard retirement policy. Specifically, Mr. Cornelius was eligible to:

•	receive a pro rata bonus for 2010 based on his service and performance through May 4, 2010.

•	have the full remaining exercise term to exercise his outstanding stock options.

•	receive pro rata payouts under the performance share unit awards that were outstanding as of his retirement date, based on the period of his employment.

EXECUTIVE COMPENSATION PHILOSOPHY

Our executive compensation philosophy is based on two core elements: to pay for performance and to provide a competitive compensation package. Each of these elements is described below:

Pay for Performance: We structure our compensation program to align the interests of our senior executives with the interests of our stockholders. We believe that an employee’s compensation should be tied directly to helping us achieve our mission and deliver value to our stockholders. Therefore, a significant part of each executive’s pay depends on his or her individual performance against financial and operational objectives as well as key behavioral standards. We also believe that a significant amount of compensation should be at risk. A substantial portion of an executive’s compensation, therefore, is in the form of equity awards that tie the executive’s compensation directly to creating stockholder value and achieving financial and operational results.

Competitive Pay: We believe that a competitive compensation program is important to help attract and retain talented employees capable of leading our business in the highly complex and competitive business environment in which we operate. We intend to pay our executives at approximately the median level of pay of our peer group when targeted levels of performance are achieved. In certain circumstances, we may target pay above or below the competitive median to help attract or retain executives, as necessary, or to recognize differences in their qualifications, responsibilities, role criticality and/or potential. By providing compensation that is competitive with our peer companies, we reduce the risk that our competitors can successfully recruit our executives.

In addition, our compensation program is designed with the following principles in mind:

•	to pay our employees equitably relative to one another based on the work they do, the capabilities and experience they possess, and the performance they demonstrate;

•	to promote a non-discriminatory work environment that enables us to benefit from the diversity of thought that comes with a diverse workforce;

•	to motivate our executives to deliver high performance with the highest integrity; and

•	to continue to focus on good corporate governance practices by implementing compensation best practices and corporate policies, several of which are described in greater detail beginning on page 44.

Based on our review of our executive compensation arrangements as detailed on page 11, our Committee believes that our compensation program does not encourage executives to take unreasonable risks that may harm stockholder value. Our compensation program achieves this by striking an appropriate balance between short-term and long-term incentives, using a diversity of metrics to assess performance under our incentive programs, using different forms of long-term incentives, placing caps on our incentive award payout opportunities, following equity grant practices that limit potential for timing awards and having stock ownership and stock retention requirements.

OUR COMPENSATION PROGRAM DESIGN

This section will explain how we determine the design of our executive compensation program.

Compensation and Management Development Committee

The Compensation and Management Development Committee (“Committee”) is responsible for providing oversight of our executive compensation program for the Named Executive Officers as well as other members of senior management. The Committee is responsible for setting the compensation of the Chief Executive Officer and approving the compensation of all of the other Named Executive Officers.

The Committee annually reviews and evaluates the executive compensation program to ensure that the program is aligned with our compensation philosophy. The “Committees of Our Board” section on page 8 discusses the duties and responsibilities of the Committee in more detail.

Independent Compensation Consultant

In September 2009, the Committee retained Compensation Advisory Partners, LLC (CAP) as its independent compensation consultant to provide executive compensation services to the Committee. CAP reports directly to the Committee, and the Committee directly oversees the fees paid for services provided by CAP. The Committee instructs CAP to give advice to the Committee independent of management and to provide such advice for the benefit of our company and stockholders. CAP does not provide any consulting services to BMS beyond its role as consultant to the Committee.

In 2010, CAP provided the following services:

•	Participated in the design and development of our executive compensation program;

•	Provided competitive benchmarking and market data analysis;

•	Provided analysis and information about industry trends relating to the compensation of our CEO and Named Executive Officers;

•	Provided an annual review of our change-in-control benefits, including analyzing these benefits as compared to those provided by our peer companies and best practices;

•	Reviewed and advised on all materials provided to the Committee for discussion and approval; and

•	Attended all of the Committee’s regularly-scheduled meetings in 2010 at the request of the Committee.

Role of Company Management

The CEO makes recommendations to the Committee concerning the compensation of the other Named Executive Officers and other senior management. In addition, the CEO and CFO are involved in recommending for the Committee’s approval the business goals that are used as the performance goals for the annual and long-term incentive plans. The Senior Vice President of Human Resources, Public Affairs and Philanthropy works closely with the Committee, the Committee’s independent compensation consultant and management to (i) ensure that the Committee is provided with the appropriate information to make its decisions, (ii) propose recommendations for Committee consideration, and (iii) communicate those decisions to management for implementation.

Peer Group Analysis

Our executive compensation program seeks to provide total compensation, when targeted levels of performance are achieved, at the median of the pay levels provided by a designated peer group of U.S. companies. We define total compensation as base salary plus annual target bonus plus the target value of long-term incentives. We evaluate median pay levels of our peers to maintain our compensation program guidelines on an annual basis (i.e., our salary structure, our annual target bonus levels, and our long-term incentive award guidelines). We also use pay levels of our peers to help in determining individual pay decisions (i.e., base salary levels, the size of salary adjustments, and the size of long-term incentive awards). Paying at the median of our peers when targeted levels of performance are achieved allows us to attract and retain the talent we need to run our business while also enabling us to maintain a competitive cost base with respect to compensation expense.

Peer Group

Our primary peer group in 2010 consisted of the following companies:

Abbott Laboratories	Gilead Sciences Inc.
Amgen Inc.	Johnson & Johnson
Biogen Idec Inc.	Merck & Co.
Eli Lilly and Company	Pfizer, Inc.
Genzyme Corporation

In 2010, we added three companies, Biogen Idec Inc., Genzyme Corporation and Gilead Sciences Inc., to our primary peer group in light of consolidation in the industry that occurred in 2009. We believe this peer group was appropriate given the unique nature of the pharmaceutical/biotechnology industry. The companies in our primary peer group varied in size. BMS approximated the median in both revenue and market capitalization amongst our primary peer group. We believe that company size, however, should not be the only factor in determining a peer group. Instead, we believe emphasis should be placed on whether a company competes directly with us for unique pharmaceutical/biotechnology talent. The companies in our 2010 primary peer group represented our primary competitors for executive talent and operated in a similarly complex regulatory and research-driven environment. We also added a secondary peer group comprised of the nine companies in our primary peer group plus five companies based outside the U.S. The five foreign companies included in our secondary peer group are: AstraZeneca PLC, GlaxoSmithKline PLC, Roche Holding Ltd., Novartis AG and Sanofi-Aventis SA. This secondary peer group serves as an extra point of reference for the Committee given the global nature of our business and the fact that we compete for talent on a global basis. We monitor the composition of our peer groups regularly and make changes when appropriate.

The Committee’s independent compensation consultant annually conducts a review of the compensation for our Named Executive Officers using compensation information compiled from the proxy statement disclosures made by our primary peer group. While we target total compensation at median, the Committee took multiple factors into consideration when setting the target pay package for each Named Executive Officer in 2010, including the length of time in the officer’s current role, individual roles and responsibilities and relative company size. The following table shows the competitive pay position of our Named Executive Officers in 2010:

Executive	Executive’s Total Target Compensation versus Market Pay Percentile(1)
Lamberto Andreotti	Approximately at the 25th Percentile
Charles A. Bancroft	Between 25th and 50th Percentiles
Elliott Sigal, M.D., Ph.D.	Between 25th and 50th Percentiles
Anthony C. Hooper	Between 25th and 50th Percentiles
Sandra Leung	Between 25th and 50th Percentiles
James M. Cornelius	Not Applicable(2)

(1)	Percentile figures reflect 2010 target levels of pay for our executives, excluding special awards, compared with actual levels of pay among our primary peers as disclosed in their 2010 proxy statements.

(2)	Due to his expected retirement as CEO on May 4, 2010, Mr. Cornelius did not receive grants of long-term incentive awards when executive officers received them in March 2010.

DETERMINING THE INDIVIDUAL COMPENSATION OF OUR EXECUTIVES

This section will explain how the 2010 compensation was determined for each of our Named Executive Officers, including our former CEO who retired effective May 4, 2010.

Our executive compensation program is designed to provide value to the executive based on the extent to which (i) individual performance, (ii) company performance versus annual financial targets and (iii) total return to stockholders (stock price appreciation plus dividends) meet, exceed or fall short of expectations. We believe this approach, with a significant emphasis on long-term compensation, serves to focus the efforts of our executives on the attainment of sustained long-term growth and profitability for the benefit of our company and our long-term stockholders while demonstrating high ethical standards.

When determining individual award levels, the Committee gives equal weight to (i) individual performance against financial and operational objectives that are linked to our business strategy and total stockholder return (“Results”) and (ii) an executive’s demonstration of the values and behaviors defined in the Bristol-Myers Squibb Commitment and Core BMS Behaviors (“Behaviors”) and identified in the box to the right. The Commitment can be found on our website (www.bms.com).

2010 Core BMS Behaviors Leads Strategically Drives Performance Innovates Embraces Teamwork Communicates Directly Develops and Energizes People

Performance Management System

Our performance management system involves an annual review of all executives, including the Named Executive Officers, which measures individual performance over the course of the previous year. The system assists in ensuring that each executive’s compensation is tied to the financial and operational performance of our company, to stockholder return, and to the executive’s demonstration of the Core BMS Behaviors and the values embodied in the BMS Commitment. The Committee conducts the assessment process for our CEO. The CEO conducts the assessment for all of our other Named Executive Officers. The assessment for each Named Executive Officer is then reviewed and approved by the Committee.

Each executive is assessed on both “Results” and “Behaviors”. The Committee uses these assessments as the basis for making individual compensation decisions. The assessments described below pertain to 2010 performance and were used to help the Committee determine the size of each Named Executive Officer’s 2010 annual bonus payment. Prior-year assessments, as disclosed in our 2010 proxy statement, were used by the Committee to determine the size of the 2010 long-term incentive awards granted in March of 2010 to each Named Executive Officer, except Mr. Cornelius.

Individual Performance

When determining the individual 2010 annual incentive payments and the 2011 long-term incentive awards, the Committee considered the generally strong financial performance of our company against preset financial measures identified on page 27 and general operational goals, such as increasing sales of our products, which had a direct impact on the preset financial measures. In addition, the Committee placed an emphasis on the requirement that the executives achieve their goals while demonstrating high ethical standards.

For Mr. Andreotti, the Committee considered his leadership in: (i) delivering the solid 2010 financial results shown on page 27, while effectively managing the impact of U.S. health care reform and the global economic crisis; (ii) effectively developing and preparing for the launch of several new products; (iii) streamlining and simplifying our organizational structure and business processes; and (iv) creating long-term sustainability through an industry-leading R&D pipeline as well as industry-leading expense management. The Committee also considered his agility at assuming the CEO role, creating and energizing his Senior Management Team, and mobilizing the organization behind our business strategy.

For Mr. Bancroft, the Committee considered his key role in the achievement of our financial results in 2010. The Committee also considered his leadership over strategic initiatives and our capital allocation strategy aimed at creating longer-term sustainability, including financial oversight of the “string of pearls” strategy, continuous productivity efforts that are projected to yield an additional $1.2 billion in cost savings by 2013, and the initiative to retire $750 million in debt.

For Dr. Sigal, the Committee considered his performance in leading an R&D organization recognized externally as one of the most innovative, productive and successful in the industry. In 2010, the R&D organization’s accomplishments included: (i) submitting to the FDA six major New Molecular Entity filings versus a target of five; (ii) receiving eight significant regulatory approvals meeting a target of eight; (iii) achieving proof of confidence for six compounds versus a target of three; and (iv) producing fifteen Early Candidate Nominations versus a target of fourteen.

For Mr. Hooper, the Committee considered the increase in U.S. sales of most key products and strong profitability in the Intercontinental and Japan/Pacific/Asia regions. The Committee also considered his leadership in: (i) planning for several critical product launches during the fourth quarter 2010 through the first quarter 2011; (ii) driving innovative projects globally regarding access and customer support to gain market share and increase competitiveness; and (iii) achieving best-in-class expense control in the U.S. commercial business.

For Ms. Leung, the Committee considered her performance in providing consistently sound legal advice to senior management and the Board of Directors. The Committee also considered her leadership in transforming the Law Department to support our biopharmaceutical strategy, which included: (i) improving the quality of legal support while reducing expenses; (ii) streamlining and simplifying business processes; and (iii) accelerating culture change and driving innovation to improve business results.

For Mr. Cornelius, the Committee considered his leadership in successfully transforming Bristol-Myers Squibb into a biopharmaceutical company positioned to deliver strong short-term results and sustainability over the long term through its unique strategy and strong R&D pipeline and the successful transition of CEO responsibilities to Mr. Andreotti.

THE COMPONENTS OF OUR 2010 COMPENSATION PROGRAM

The main components of our executive compensation program in 2010 were:

•	Base Salary

•	Annual Incentive Award

•	Long-Term Incentives

•	Performance Share Units (Long-Term Performance Awards)

•	Market Share Units

The following chart shows the 2010 compensation mix for these elements based on targeted compensation for our Named Executive Officers, excluding Mr. Cornelius:

This target mix supports the core elements of our executive compensation philosophy by emphasizing long-term incentives while providing competitive short-term components. Below, we explain how each of these components is set and describe certain changes we made to these components in 2010. The changes noted were implemented to provide for the continued alignment of our compensation program with the core elements of our compensation philosophy. The specific pay decisions with respect to our Named Executive Officers are also detailed.

Base Salary

Base salaries are used to help keep us competitive and to help us retain talent. The base salaries of our executives are set based primarily upon the pay levels of comparable positions within our primary peer group and the unique qualifications and experience of the individual executives. Merit increases for our executives are determined based upon both the performance of an individual and the size of our merit increase budget in a given year. We review results of surveys that forecast what other companies’ salary increase budgets will be. We typically set our annual salary increase budgets based upon the median of such forecasts. Salary adjustments are also typically granted when executives assume significant increases in responsibility.

In 2010, we did not grant annual merit increases to our Named Executive Officers as an additional cost-savings measure.

Mr. Andreotti received a 12% salary increase on May 4, 2010 in connection with his promotion to the position of Chief Executive Officer. This salary increase, in combination with the other components of Mr. Andreotti’s new CEO compensation package, positioned his new total compensation at approximately the 25th percentile among CEOs in our primary peer group.

Annual Incentives

Annual incentive awards are designed to reward the Named Executive Officers for achieving short-term financial and operational goals and to reward their individual performance, consistent with our pay-for-performance philosophy. A Named Executive Officer’s annual incentive award opportunity is expressed as a percentage of base salary as determined by the individual’s grade level.

Under our 2010 bonus plan design, three corporate-wide measures—non-GAAP diluted earnings per share (weighted 50%), non-GAAP net sales growth, net of foreign exchange (weighted 25%) and working capital plus capital expenditures as a percent of net sales (weighted 25%)—serve to fund our bonus pool. Individual target bonuses, in turn, may be increased or decreased based upon our company’s performance against these corporate-wide measures. The table below shows the resulting payout percentage of the financial measures used for our 2010 bonus plan:

Financial Measure	Percent of Target	Resulting Payout Percentage
Adjusted Non-GAAP Diluted Earnings Per Share	102.3%	109.23%
Adjusted Net Sales Growth, Net of Foreign Exchange	67.2%	91.44%
(Net Sales, Net of Foreign Exchange, as a dollar amount)[1]	(98.4%)
Adjusted Working Capital plus Capital Expenditures as a % of Net Sales, Net of Foreign Exchange	123.2%	162.79%
Total		118.17%

(1)	We are providing achievement levels of a net sales, net of foreign exchange, dollar financial measure for informational purposes. Our net sales percent growth measure was designed to provide the same level of achievement and results as the net sales dollar measure we had used in prior years. Because net sales dollar achievement is more transparent to employees than net sales percent growth achievement, the Committee has decided to revert to a net sales dollar target as a financial measure for 2011.

Assuming the achievement of the financial measures, the actual bonus an executive receives is based entirely on individual performance. As described above, individual performance is assessed on the two dimensions of our performance management process—Results and Behaviors. Additionally, the bonuses of our Named Executive Officers and other Senior Management Team members may be modified up or down based on the extent to which each executive demonstrates actions that promote diversity (e.g., ensuring that diversity candidates are considered for developmental opportunities; including diversity candidates in succession plans; mentoring employees with diverse backgrounds; leading an employee resource group; and holding staff members accountable for advancing our diversity objectives). We place an emphasis on diversity in our annual incentive program because we believe a diverse workforce, which engenders diversity of thought and perspective, is a source for creating a competitive advantage. In 2010, the Committee determined not to modify any of the Named Executive Officer’s bonuses because the Named Executive Officers demonstrated their commitment to diversity on a relatively equal basis by serving as executive sponsors of several employee resource groups, hosting various diversity awareness and advancement forums and ensuring that our talent acquisition slates included viable diversity candidates.

We believe this approach for determining incentive award payments balances the need to consider overall company performance, results specific to an executive’s functional area of responsibility, and the executive’s ability to achieve results vs. objectives on an individual level while also demonstrating the Core BMS Behaviors. The recommended payments are reviewed and approved by the Committee in the first quarter of the year following the performance year, and the awards are paid by March 15th.

The actual annual incentives paid to our Named Executive Officers are shown in the table below and also reported in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column:

Executive	Target Bonus	Adjusted Target Bonus(1)	Actual Payout(2)	% of Target
Mr. Andreotti	$1,962,987	$2,319,662	$3,131,544	159.5%
Mr. Bancroft	$662,500	$782,876	$978,595	147.7%
Dr. Sigal	$1,224,000	$1,446,401	$1,952,642	159.5%
Mr. Hooper	$800,000	$945,360	$1,276,236	159.5%
Ms. Leung	$540,000	$638,118	$797,648	147.7%
Mr. Cornelius(3)	$937,575	$1,107,932	$1,495,709	159.5%

(1)	Adjusted to reflect financial performance earned at 118.17%.

(2)	Adjusted to reflect individual performance.

(3)	Mr. Cornelius’ target bonus was prorated to reflect his service through May 4, 2010 as CEO.

As set forth in the table above, each Named Executive Officer’s target bonus was earned at 118.17% based on solid financial results. Then, an individual performance payout factor was applied to each of the adjusted target bonuses. In determining the individual annual incentives paid to our Named Executive Officers, the Committee considered the 2010 performance of each executive as described under “Individual Performance” on page 33. The Committee approved individual performance factors ranging between 125% and 135% for each Named Executive Officer based on the strong individual performance results described above.

Long-Term Incentive Program

Long-term incentives are designed to tie executive interests to the interests of our stockholders. The ultimate value of long-term awards is driven by stock price and dividends, which provide a direct link to the creation of stockholder value. In addition, our long-term incentive program is designed to reward individual performance. In 2010, we offered two long-term award vehicles, each of which served a different purpose:

•	Performance Share Unit Awards (Long-Term Performance Awards) to reward the achievement of internal financial goals; and

•	Market Share Unit Awards to reward the creation of incremental stockholder value and help us retain key talent.

We believe our long-term incentive program serves the best interests of our stockholders by focusing the efforts of our executives on key financial drivers of long-term success and on total stockholder return while enabling us to reduce expenses. We redesigned our long-term incentive program to achieve the following objectives that support our biopharmaceutical business strategy:

•	The entire long-term incentive program for executives is performance-based.

•	The new design applies uniformly to all levels of executives, thus promoting organizational alignment with our biopharmaceutical strategy.

•	With vesting and payout spread over several years, including the payouts relating to dividend equivalents, the new program promotes greater retention of our executives.

•

The elimination of stock option awards and the reduction in the target value of long-term incentive awards resulted in the 2010 compensation program being approximately 17% less costly than the 2009 compensation program.

•	The new program offers the opportunity to earn dividend equivalents on performance share units and market share units only when the underlying award is earned.

The following graph shows the 2010 target mix of our long-term incentives for our Named Executive Officers, excluding Mr. Cornelius who did not receive 2010 awards:

Annual Equity Award Grants

Annual equity award grants are typically made on the first Tuesday in March to coincide with meetings of the Committee and the full Board of Directors. We believe that consistent timing of equity award grants is a good corporate governance practice that reduces the risk of selecting a grant date with a preferential stock price.

Under our long-term incentive program, the Committee establishes target awards, expressed in dollars, at each grade level. The value of these target awards, taken in conjunction with the other components of our pay program, enables us to achieve our overall target level of competitive compensation.

Based upon individual performance, an executive may receive a long-term incentive award ranging from 0% to 150% of the target award. Once the grant value is established for each executive, 60% of the value is converted into performance share units and 40% into market share units.

In March of 2010, each Named Executive Officer, excluding Mr. Cornelius, received new long-term incentive awards. In determining the size of individual awards granted to our Named Executive Officers, the Committee considered the prior-year performance of each executive. The Committee approved individual awards ranging from 120% to 140% of the target value for all of the Named Executive Officers, except for Mr. Bancroft, based on strong individual performance results described under “Individual Performance” on page 33. The Committee determined it was appropriate for Mr. Bancroft to receive individual awards at 100% of the target value, despite his strong individual performance, because he had just started his new role as Acting Chief Financial Officer in January 2010.

Effective May 4, 2010, upon becoming our CEO, Mr. Andreotti received additional long-term incentive awards valued at $3,475,001, which brought his total value for 2010 to $7,500,000, the long-term incentive target for his new position approved by the Committee. Consistent with our long-term incentive program, Mr. Andreotti received 60% of the May grant as performance share units and 40% as market share units.

Performance Results Under Our Outstanding Performance Share Unit Awards

The payout of performance share unit awards is based on three-year performance cycles. The Committee approves annual performance targets at the beginning of each year of the three-year performance cycle, and awards are payable in the year following the end of the three-year cycle. This design provides for a better link between performance and payout because it eliminates the need to project performance beyond one year. This closer line of sight will help to avoid situations where unforeseen events lead to performance targets that are either overstated or understated and do not appropriately support our pay-for-performance philosophy. Given that these awards are denominated and paid in shares, there is a strong link to stockholder return.

The Committee established a 2010 non-GAAP pretax earnings goal of $3,748 million for the purpose of preserving tax deductibility of 2010 payouts under this award pursuant to IRC Section 162(m). The company’s actual non-GAAP pretax earnings for 2010 of $4,642 million exceeded the established goal, thus enabling (i) payouts under the 2008-2010 regular and special long-term performance awards and (ii) banking of shares under the 2009-2011 and 2010-2012 long-term performance awards

2008-2010 Award: The 2008-2010 award is based 50% on non-GAAP diluted earnings per share and 50% on non-GAAP net sales, net of foreign exchange. In 2008 and 2009, net sales were measured in dollar terms; in 2010, a percent growth metric was used. Under the 2010 earnings per share metric, achievement of 80% of target yields a payout of 32.5% of target for that portion of the award; achievement below 80% of target will yield no payout; and achievement levels of 115.7% or higher of target yields a maximum payout of 167.5% for that portion of the award. Under the 2010 net sales growth metric, 0.1% growth over prior year yields a payout of 52.5% of target for that portion of the award; growth below this level yields no payout; and growth of 11.8% or higher will yield a maximum payout of 167.5% for that portion of the award.

The 2008-2010 award is payable at 116.94% of target award. The following table summarizes the performance and payout results relating to this award:

Year	Measure	Target	Actual		% of Target	% Payout
2008	EPS	$1.54	$1.74		113.0%	155.00%
	Sales ($=MM)	$19,627	$20,597		104.9%	110.80%
	Annual Total					132.90%
2009	EPS	$1.70	$1.89		111.2%	146.00%
	Sales ($=MM)	$19,199	$19,537		101.8%	101.80%
	Annual Total					123.90%
	Adjusted Annual Total					117.55	%(1)
2010	EPS	$2.17	$2.22	(2)	102.3%	109.92%
	Sales Growth(%)	6.1%	4.1	%(2)	67.2%	90.80%
	Annual Total					100.36%
	Three-Year Total					116.94%

(1)

Reflects the Committee’s use of negative discretion. Our long-term performance award program provides that discontinued operations be excluded from financial results for payout purposes. Therefore, the financial measures excluded the performance of the Mead Johnson business unit, which was split-off from BMS on December 23, 2009. The Committee, however, determined it was appropriate to exercise its negative discretion and reduce the long-term performance award to levels that reflect the inclusion of the financial performance of the Mead Johnson business unit.

(2)	Actuals exclude the impact of the acquisition of ZymoGenetics and the portion of the impact of health care reform that could not be quantified at the time targets were approved by the Committee. The impact of health care reform was a decrease in net sales of $155 million and a decrease in non-GAAP diluted earnings per share of $0.055. The impact of ZymoGenetics was an increase in net sales of $15 million and a decrease in non-GAAP diluted earnings per share of $0.01.

Special 2008-2010 Award: To drive continued cost reductions and productivity improvements through 2010, we granted a special, one-time performance share unit award in 2008 to all executives worldwide. At the time of grant, approximately 100 of our top executives, including each of our Named Executive Officers, were eligible for performance share unit awards on an annual basis. For this group, the special award was granted in addition to the regular 2008-2010 award and was granted in the same amount as the regular award. In addition, approximately 400 other executives who were not eligible for annual performance share unit awards at the time of grant received this special 2008-2010 award. The payout of the special award is tied to the extent that annual cash flow and pretax profit margin goals are achieved over the 2008-2010 performance cycle. The two performance metrics are equally weighted. In 2008, cash flow was expressed in absolute dollar terms. In 2009 and 2010, the cash flow performance goal was measured as working capital plus capital expenditures expressed as a percent of net sales. Under the 2010 cash flow metric, achievement of 80% of target will yield a payout of 32.5% of target for that portion of the award; achievement below 80% of target will yield no payout; and achievement levels of 115% or higher of target will yield a maximum payout of 167.5% for that portion of the award. Under the 2010 pretax profit margin metric, achievement of 80% of target will yield a payout of 40% of target for that portion of the award; achievement below 80% of target will yield no payout; and achievement levels of 115% or higher of target will yield a maximum payout of 165% for that portion of the award. The 2008-2010 special award is payable at 146.7% of target award. The following table summarizes the performance and payout results relating to this award:

Year	Measure	Target	Actual		% of Target	% Payout
2008	Cash Flow ($=MM)	$3,333	$3,852		115.6%	165.00%
	Pretax Margin (%)	18.8%	20.7%		110.1%	139.20%
	Annual Total					152.10%
2009	Work Cap + CapEx (%)	18.1%	15.9%		112.2%	151.00%
	Pretax Margin (%)	21.9%	24.5%		111.9%	149.50%
	Annual Total					150.25%
2010	Work Cap + CapEx (%)	12.5%	9.6	%(1)	123.2%	167.50%
	Pretax Margin (%)	23.5%	24.4	%(1)	103.8%	108.00%
	Annual Total					137.75%
	Three-Year Total					146.70%

(1)	Actuals exclude the impact of the acquisition of ZymoGenetics and the portion of the impact of health care reform that could not be quantified at the time targets were approved by the Committee. The impact of health care reform was a decrease in net sales of $155 million and a decrease in non-GAAP diluted earnings per share of $0.055. The impact of ZymoGenetics was an increase in net sales of $15 million and a decrease in non-GAAP diluted earnings per share of $0.01.

2009-2011 Award: The 2009-2011 award is based 50% on non-GAAP diluted earnings per share, 25% on non-GAAP net sales, net of foreign exchange, and 25% on working capital and capital expenditures as a percent of net sales. For each of these metrics, the payout schedule is the same as that used under the 2008-2010 awards.

Below are the performance and banked payout results for the first two years of the 2009-2011 award:

Year	Measure	Target	Actual		% of Target	% Payout
2009	EPS	$1.70	$1.89		111.2%	146.00%
	Sales ($=MM)	$19,199	$19,537		101.8%	101.80%
	Work Cap + CapEx (%)	18.1%	15.9%		112.2%	151.00%
	Annual Total					136.20%
	Adjusted Annual Total					133.18	%(1)
2010	EPS	$2.17	$2.22	(2)	102.3%	109.92%
	Sales Growth (%)	6.1%	4.1	%(2)	67.2%	90.80%
	Work Cap + CapEx (%)	12.5%	9.6	%(2)	123.2%	167.50%
	Annual Total					119.54%

(1)	Reflects the Committee’s use of negative discretion. Our long-term performance award program provides that discontinued operations be excluded from financial results for payout purposes. Therefore, the financial measures excluded the performance of the Mead Johnson business unit, which was split-off from BMS on December 23, 2009. The Committee, however, determined it was appropriate to exercise its negative discretion and reduce the long-term performance award to levels that reflect the inclusion of the financial performance of the Mead Johnson business unit.

(2)	Actuals exclude the impact of the acquisition of ZymoGenetics and the portion of the impact of health care reform that could not be quantified at the time targets were approved by the Committee. The impact of health care reform was a decrease in net sales of $155 million and a decrease in non-GAAP diluted earnings per share of $0.055. The impact of ZymoGenetics was an increase in net sales of $15 million and a decrease in non-GAAP diluted earnings per share of $0.01.

2010-2012 Award: The 2010-2012 award has the same performance metrics and weights, and the same performance goals and payout schedules as the 2009-2011 award: non-GAAP diluted earnings per share (weighted 50%), non-GAAP net sales growth, net of foreign exchange (weighted 25%) and working capital plus capital expenditures as a percent of net sales (weighted 25%). Below are performance and payout results for the first year of the 2010-2012 award:

Year	Measure	Target	Actual	% of Target	% Payout
2010	EPS	$2.17	$2.22(1)	102.3%	109.92%
	Sales Growth (%)	6.1%	4.1%(1)	67.2%	90.80%
	Work Cap + CapEx (%)	12.5%	9.6%(1)	123.2%	167.50%
	Annual Total				119.54%

(1)	Actuals exclude the impact of the acquisition of ZymoGenetics and the portion of the impact of health care reform that could not be quantified at the time targets were approved by the Committee. The impact of health care reform was a decrease in net sales of $155 million and a decrease in non-GAAP diluted earnings per share of $0.055. The impact of ZymoGenetics is an increase in net sales of $15 million and a decrease in non-GAAP diluted earnings per share of $0.01.

Market Share Units

Market share units, granted for the first time in 2010, will vest 25% per year over a four-year period. On each vesting date, a payout factor is derived as a ratio of stock price on the vesting date (a 10-day average closing price) divided by stock price on the grant date (also a 10-day average). The payout factor is applied to the target number of units vesting on a given date, inclusive of accrued dividend equivalents, to determine the total number of units and dividend equivalents payable. No payout may exceed 200% of the target units payable (inclusive of accrued dividend equivalents). If the vesting-date stock price falls below 60% of the grant price, the target units, inclusive of the accrued dividend equivalents, are forfeited.

Stock Options and Restricted Stock Units

In 2010, we did not grant any stock options, nor did we grant any service-based restricted stock units to executives as part of our annual long-term incentive program. Restricted stock units were only granted selectively to executives for purposes of attracting, retaining and providing special recognition. Among our Named Executive Officers, the Committee granted one special restricted stock unit award in 2010. Mr. Hooper received an award on May 3, 2010 valued at $500,000 to help retain him and to recognize a significant increase in responsibility. Mr. Hooper assumed general management responsibility for Japan and several markets in the Asia/Pacific region while retaining responsibility for the U.S., Canada, Latin America and several other markets. Mr. Hooper’s award will vest one-third per year on the third, fourth and fifth anniversaries of the grant date.

OTHER ELEMENTS OF 2010 COMPENSATION

In addition to the components set forth above, our senior executives, including all of our Named Executive Officers, were entitled to receive benefits in 2010 under the following plans or arrangements:

•	Post-Employment Benefits

•	Qualified and Non-Qualified Pension Plans

•	Qualified and Non-Qualified Savings Plans

•	Annual Incentive Deferral Plan

•	Severance Plan

•	Change-in-Control Arrangements

•	Other Compensation

Post-Employment Benefits

We offer certain plans which provide compensation and benefits to employees who have terminated their employment. These plans are periodically reviewed by the Committee to ensure that they are consistent with competitive practice. The plans offered are common within our primary peer group and enhance our ability to attract and retain key talent.

Defined Benefit Pension Plans

Our defined benefit plans provide income for employees following retirement. The Retirement Income Plan is a tax-qualified plan, as defined under IRS regulations, and the Benefit Equalization Plan–Retirement Plan is a non-qualified plan that provides pension benefits above those allowed under the contribution limits for tax-qualified plans. The Summary Compensation Table reflects the annual increase in the actuarial value of these benefits. Current accrued benefits for each of the Named Executive Officers are provided in the Pension Benefit Table. As of December 31, 2009, we discontinued service accruals under our qualified and non-qualified pension plans in the U.S. and Puerto Rico for active plan participants, including all of our Named Executive Officers, and we stopped adding new participants to our plans. For active plan participants at year-end 2009, we are allowing five additional years of pay growth in our pension plans. These actions were taken to align our retirement program with our new biopharmaceutical business strategy and culture, to respond to the competitiveness of a changing industry, and to meet the mobility and career expectations of an evolving workforce.

Savings Plans

Our savings plans allow employees to defer a portion of their base salary and to receive matching contributions from BMS to supplement their income in retirement. The Savings and Investment Program is a tax-qualified 401(k) plan, as defined under IRS regulations, and the Benefit Equalization Plan–Savings Plan is a non-qualified deferred compensation plan that allows employees to defer a portion of their base salary and to receive matching contributions from BMS in excess of the contributions allowed under the Savings and Investment Program. The savings plans are designed to allow employees to accumulate savings for retirement on a tax-advantaged basis. All U.S. employees are eligible to participate in both savings plans. The Summary Compensation Table reflects company contributions to these plans during 2010 in the “All Other Compensation” column. The Non-Qualified Deferred Compensation Table provides more detail on the Benefit Equalization Savings Plan. As of January 1, 2010, we enhanced our qualified and non-qualified savings plans in the U.S. and Puerto Rico in order to maintain competitive retirement benefits in light of the pension plan phase-out described above. Listed below are the enhancements to the U.S. savings plans, in which the Named Executive Officers participate:

•	Recognition of total cash compensation for the purpose of employee and company contributions. Previously, the plans recognized base salary only.

•	Increase of the company match from 75% to 100% on the first 6% of total cash.

•

An additional automatic company contribution that is based on a point system of one’s age plus service: below 40 points, the automatic contribution is an additional 3% of total cash; between 40 and 60 points, the contribution is 4.5%; and at 60 points and above, the contribution is 6%. For those employees with 60 or more points who had 10 or more years of service at year-end 2009, an additional automatic contribution of 2% is provided for a five-year period. Each Named Executive Officer has earned over 60 points and has more than 10 years of service.

Annual Incentive Deferral Plan

We maintain a non-qualified deferred compensation plan for our executives, including the Named Executive Officers. Until we discontinued new deferrals under the plan, effective January 1, 2010, the plan permitted executives to defer up to 100% of their annual cash incentive awards into a choice of two funds: a Bristol-Myers Squibb common stock unit fund and a U.S. Treasury Bill fund. Although we no longer permit new deferrals under the plan, we maintain the plan for executives who made deferrals prior to 2010. We do not pay above-market interest rates on these investments. Upon retirement or termination, plan participants are eligible to receive their deferred amounts based on a previously-selected payout schedule. The Committee may approve accelerated distributions in the event of an unforeseeable emergency. The Non-Qualified Deferred Compensation Table provides more detail on this plan for those Named Executive Officers who participated in previous years. The rationale for discontinuing new deferrals under the plan is that (i) very few employees elected to defer their bonuses in prior years; and (ii) partial bonus deferrals are now possible under our enhanced qualified and non-qualified savings plans.

Severance Plan

The Bristol-Myers Squibb Senior Executive Severance Plan provides a competitive level of severance protection for certain senior executives to help us attract and retain key talent necessary to run our company. This plan covers 14 executives, including all of the Named Executive Officers. The value of this benefit for our Named Executive Officers is shown in the “Post-Termination Benefits” section on page 57.

Change-in-Control Arrangements

We have entered into change-in-control agreements with certain executives including the CEO and other Named Executive Officers. These agreements enable management to evaluate and support potential transactions that might be beneficial to stockholders even though the result would be a change in control of BMS. Additionally, the agreements provide for continuity of management in the event of a change in control. Our agreements require a “double-trigger” before any payments are made to an executive. This means that payments are only made in the event of a change in control and subsequent involuntary termination or termination for good reason of the employee within three years after a change in control. With respect to our Named Executive Officers, if payments made to a covered officer are subject to excise tax as excess parachute payments by the Internal Revenue Code, we will gross up the compensation to fully offset the excise taxes. However, if the payment does not exceed the excise tax threshold by more than 10%, we will reduce the payment so that no portion of the payment is subject to excise tax and no gross-up would be made. If a change in control occurs during the term of the agreement, the agreement will continue in effect for 36 months beyond the month in which such change in control occurred. The value of this benefit for our Named Executive Officers is provided in the “Post-Termination Benefits” section.

The Committee reviews the benefits provided under the agreements on an annual basis to ensure they meet our needs and, with the assistance of its independent compensation consultant, ensure that the benefits are within competitive parameters. Given emerging competitive trends, the Committee made certain changes to the agreements effective September 1, 2010 for newly eligible executives as follows:

•	The protection period for receiving change-in-control benefits has been reduced from three to two years following the effective date of a change in control.

•	We will not gross up compensation on excess parachute payments.

•

We will not provide any pension subsidy or enhancement. In lieu of such subsidy or enhancement, we will provide under the non-qualified savings plan a continuation of company matching contributions and automatic year-end contributions equal to the length of the severance period.

Other Compensation

Mr. Cornelius was provided with a company car and driver during 2010 when he served as our CEO. Personal use of such company car and driver is disclosed in the All Other Compensation Detail table. Mr. Cornelius was the only Named Executive Officer who received a perquisite in 2010. Since Mr. Cornelius’ retirement, we have provided no perquisites to our Named Executive Officers.

TAX IMPLICATIONS OF EXECUTIVE COMPENSATION PROGRAM

Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to certain Named Executive Officers. A significant portion of the compensation we pay to our Named Executive Officers qualifies as “performance-based compensation” for purposes of Section 162(m) and is, therefore, fully deductible by BMS for federal income tax purposes. We view preserving tax deductibility as an important objective, but not the sole objective, in establishing executive compensation. In specific instances, we may authorize compensation arrangements that are not fully tax deductible, but which promote other important objectives. The portions of compensation paid in 2010 to our Named Executive Officers that are not tax deductible include: (a) distributions pursuant to the vesting of restricted stock units as they are not deemed to be performance-based awards (see Grants of Plan-Based Awards Table and Option Exercises and Stock Vesting Table); and (b) salary amounts in excess of $1 million paid to Dr. Sigal and Mr. Andreotti (see Summary Compensation Table).

Under the 2008 portion of the 2008-2010 special performance share unit award, the cash flow metric did not qualify for deductibility. As a result, we lost deductibility on payments totaling $2.1 million. Under the 2009 portions of the 2008-2010 performance share unit award and the 2008-2010 special performance share unit award, certain expenses related to the acquisition of Medarex, Inc. and the extension of our agreement with Otsuka to market Abilify in the U.S. were excluded from the calculation of payouts after targets had been set by the Committee. As a result of these exclusions, we lost deductibility on payments totaling $3.8 million.

PROGRAM CHANGES FOR 2011

We implemented certain changes to our compensation and performance management programs for 2011 to continue driving the evolution of our biopharmaceutical business strategy and culture. These changes are described below:

•

Annual Salary Increase Program: After a one-year suspension, we have reinstated a salary increase program for 2011. Under the program, employees, including the Named Executive Officers, are eligible for salary increases provided their performance fully meets or exceeds expectations.

•

Net Sales Performance Metric: Our 2011 annual and long-term incentive programs will use a net sales dollar target instead of a net sales percent growth target. Given that we track sales achievement in dollar terms for other purposes, we believe that a net sales dollar target is more transparent and will be more understandable to our employees.

•

Performance Management Program: We are implementing a modified set of behaviors under our performance management program for 2011. The following modified behaviors, called our BMS BioPharma Behaviors, align more closely with our evolving biopharmaceutical strategy and culture:

2011 BMS BioPharma Behaviors Decide and Act Connect and Collaborate Innovate and Improve Grow and Engage

•

2011-2013 Performance Share Unit Award: The value of our 2011-2013 Performance Share Unit Award has been enhanced by 50%. All of the enhanced value has been built into the 2013 portion of the award. This enhancement represents a one-time increase in total long-term incentive value of 30% (when taking both the value of performance share units and market share units into consideration). The purpose of this special award is to: (a) provide extra incentive for our executives to realize key strategic opportunities over the next three years, particularly in light of patent expirations on our largest products; and (b) help retain and reward the talent we need to become a premier growth company in the biopharmaceutical industry in 2014 and beyond.

CORPORATE POLICIES COVERING EXECUTIVE COMPENSATION

Share Ownership and Retention Policy

In order to preserve the link between the interests of the Named Executive Officers and those of stockholders, executives are expected to use the shares acquired upon the exercise of their stock options, after satisfying the cost of exercise and taxes, to establish and maintain a significant level of direct ownership. This same expectation applies to shares acquired upon the vesting of (i) restricted stock units, (ii) market share units and (iii) performance share unit awards granted in 2011 and beyond. We continue to maintain longstanding share-ownership expectations for our senior executives. The Committee revised our share ownership and retention policy in 2010 to subject all forms of equity grants to the ownership and retention requirements and to bring the policy in closer alignment with competitive practice. Our Named Executive Officers must comply with the following ownership and retention requirements:

	Stock Ownership Guideline as a Multiple of Salary	Share Retention Policy - applied to all shares acquired, net of taxes		2010 Compliance with Share Ownership and Retention Policy
Executive
		Prior to Achieving Guideline	After Achieving Guideline
L. Andreotti	6 x	100%	75% for 1 year	Yes
C. Bancroft	3 x	100%	75% for 1 year	Yes
E. Sigal	3 x	100%	75% for 1 year	Yes
A. Hooper	3 x	100%	75% for 1 year	Yes
S. Leung	2 x	100%	75% for 1 year	Yes

Recoupment of Compensation

We maintain clawback provisions relating to stock options, restricted stock units, long-term performance awards and, beginning in 2010, market share units. Under these clawback provisions, executives that violate non-competition or non-solicitation agreements, or otherwise act in a manner detrimental to our interests, forfeit any outstanding awards, and any accrued and unpaid dividend equivalents underlying these awards, as of the date such violation is discovered and have to return any gains realized in the twelve months prior to the violation. These provisions serve to protect our intellectual property and human capital, and help ensure that executives act in the best interest of BMS and our stockholders.

In 2005, the Board adopted a policy wherein the Board will seek reimbursement of annual incentives paid to an executive if such executive engaged in misconduct that caused or partially caused a restatement of financial results. In such an event, we will seek to claw back the executive’s entire annual incentive for the relevant period, plus a reasonable rate of interest. This policy may be viewed on our website at www.bms.com.

We are awaiting final rules from the Securities and Exchange Commission to implement Dodd-Frank legislation on clawback provisions, and will revise our policy, as appropriate, based on such rules.

Equity Grant Policy

In 2006, the Committee approved a policy covering equity grants to all employees. For the Named Executive Officers, the policy is as follows.

Approval of Awards

•	Awards granted to the CEO must be approved by the Committee and recommended by the Committee to and approved by at least 75% of the independent directors of the Board.

•	The Committee must approve awards to all Named Executive Officers.

Grant Effective Date

Annual Awards

•	For regularly-scheduled annual awards, the grant effective date is the date in March on which the Compensation and Management Development Committee and full Board meet.

All Other Awards

•

For awards granted to current employees at any other time during the year, the grant effective date is the first business day of the month following the approval date, except that if the approval date falls on the first business day of a given month, the grant effective date is the approval date.

•

For awards granted to new hires, the grant effective date is the first business day of the month following the employee’s hire date, except that if the employee’s hire date falls on the first business day of a given month, the grant effective date is the employee’s hire date.

In no case whatsoever will the grant effective date precede the approval date of a given award.

Grant Price

•	The grant price of awards granted prior to March 2, 2010 was the closing price on the date of grant (i.e., the Fair Market Value as defined in our 2007 Stock Award and Incentive Plan).

•

The grant price of awards granted on or after March 2, 2010, with the exception of stock options, is a 10-day average closing price (i.e., an average of the closing price on the grant date plus the nine prior trading days). For stock options that may be granted under special circumstances, the grant price will be the closing price on the date of grant.

Policy Against the Repricing of Stock Options

We have always maintained a consistent policy against the repricing of stock options. We believe this is a critical element in maintaining the integrity of the equity compensation program and ensuring alignment of senior executives’ interests with the interests of stockholders. The Board of Directors has adopted a formal policy prohibiting the repricing of stock options. This policy may be viewed on our website at www.bms.com.

Policy Regarding Stockholder Approval of Severance

The Board has approved a policy that requires stockholder approval of any future agreements that provide for cash severance payments in excess of 2.99 times the sum of an executive’s base salary plus annual incentive. “Cash severance payments” exclude accrued incentive payments, the value of equity acceleration, benefits continuation or the increase in retirement benefits triggered by severance provisions or tax gross-up payments. This policy may be viewed on our website at www.bms.com.

Compensation and Management Development Committee Report

The Compensation and Management Development Committee (Committee) of Bristol-Myers Squibb Company has reviewed and discussed with management the Compensation Discussion and Analysis on pages 26 to 46 of this Proxy Statement as required under Item 402(b) of Regulation S-K. Based on its review and discussions with management, the Committee recommended to the full Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation and Management Development Committee

Lewis B. Campbell, Chair

Michael Grobstein

Leif Johansson

Vicki L. Sato, Ph.D.

Togo D. West, Jr.

Summary Compensation Table

The following tables and notes present the compensation provided to Lamberto Andreotti, Chief Executive Officer, Charles A. Bancroft, Chief Financial Officer, James M. Cornelius, our former Chairman & Chief Executive Officer as well as the three other most highly compensated Executive Officers.

Summary Compensation Table

For Fiscal Year Ended December 31, 2010, 2009 and 2008

Name and Principal Position	Year (1)	Salary (2)	Bonus	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compen- sation (5)	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings (6)		All Other Compen- sation (7)	Total
Lamberto Andreotti	2010	$1,347,868	—	$5,808,704	$0	$3,131,544		$863,366	$619,398	$11,770,880
Chief Executive Officer	2009	$1,244,730	—	$1,636,206	$1,684,655	$3,076,402		$1,307,315	$56,013	$9,005,321
	2008	$1,211,141	—	$1,340,374	$1,812,847	$2,676,668		$887,568	$57,801	$7,986,400

Charles A. Bancroft	2010	$678,830	—	$1,000,385	$0	$978,595		$1,418,419	$142,409	$4,218,638
Chief Financial Officer

Elliott Sigal, M.D., Ph.D.	2010	$1,020,000	—	$2,918,790	$0	$1,952,642		$1,941,559	$449,383	$8,282,374
EVP BMS CO CSO & President R&D	2009	$1,014,846	—	$3,436,891	$1,350,155	$2,189,879		$1,966,999	$45,668	$10,004,439
	2008	$985,845	—	$1,340,374	$1,812,847	$2,084,324		$1,579,640	$49,449	$7,852,480

Anthony C. Hooper	2010	$800,000	—	$2,649,962	$0	$1,276,236		$1,154,442	$267,872	$6,148,512
SVP Commercial Operations	2009	$782,308	—	$1,005,715	$1,022,217	$1,113,373		$1,068,498	$35,204	$5,027,315
& President US, Japan and Intercontinental	2008	$693,464	—	$805,287	$1,016,297	$1,065,861		$798,823	$32,591	$4,412,323

Sandra Leung	2010	$675,000	—	$1,824,035	$0	$797,648		$1,110,255	$222,965	$4,629,903
General Counsel
& Corporate Secretary

James M. Cornelius	2010	$525,000	—	$4,543,486	$0	$1,495,709	-$	3,639,528	$628,838	$3,553,506
Former Chairman & CEO	2009	$1,500,000	—	$5,661,943	$5,209,633	$4,494,825		$1,218,670	$136,363	$18,221,434
	2008	$1,488,077	—	$5,122,554	$7,146,853	$4,475,000		$1,341,903	$136,309	$19,710,697

(1)	For Mr. Bancroft and Ms. Leung, compensation is not shown for fiscal years 2008 and 2009 because they were not named executive officers in those fiscal years.

(2)	Reflects actual salary earned. For 2010, Mr. Cornelius’ salary was paid through his retirement date effective 5/4/2010.

(3)	Represents aggregate grant date fair value under ASC 718 of restricted stock unit awards granted during a specified year and market share unit awards granted for the first time in 2010. It also represents aggregate grant date fair value under ASC 718 of performance share unit awards granted during a specified year. See Note 21, “Employee Stock Benefit Plans,” in the Company’s Consolidated Financial Statements, as set forth in the Company’s Form 10-K for the year ended December 31, 2010, for the assumptions made in determining these values. Further information regarding these awards is disclosed in the Grants of Plan-Based Awards Table in the Proxy Statements for the specified years. For performance share unit and market share unit awards, the following represents the aggregate value based on the maximum number of shares that can be earned for the awards granted in the specified years.

	Performance Share Units			Market Share Units
Name	2008	2009	2010	2010
Lamberto Andreotti	$1,554,904	$1,936,847	$4,659,199	$6,049,061
Elliott Sigal, M.D., Ph.D.	$1,554,904	$1,785,818	$2,890,966	$2,380,556
Anthony C. Hooper	$933,720	$1,185,985	$2,114,703	$1,760,649
James M. Cornelius	$6,007,660	$7,086,645	$7,593,756	n.a.
Charles A. Bancroft (1)	n.a.	n.a.	$739,907	$1,116,564
Sandra Leung (1)	n.a.	n.a.	$1,836,770	$1,451,533

(4)	Represents aggregate grant date fair value under ASC 718 of all stock option awards granted during a specified year. There were no stock option awards granted in 2010. See Note 21, “Employee Stock Benefit Plans,” in the Company’s Consolidated Financial Statements, as set forth in the Company’s Form 10-K for the year ended December 31, 2010, for the assumptions made in determining these values.

(5)	Represents bonus earned under our annual bonus plan. For 2010, the payment was made on March 15, 2011. For 2009 and 2008, the payments were made on March 15, 2010 and March 13, 2009, respectively.

(6)	Includes increase in estimated value of accrued benefits during the year. The company does not pay above-market interest rates on deferred compensation.

(7)	Includes value of perquisites and company contributions to the Qualified and BEP Savings Plans. Details of the components in this column are provided in a separate table.

All Other Compensation Detail

For 2010, 2009, and 2008

Name	Year	Car (1)	Air Travel (2)	Financial Counseling (3)	Tax Preparation (3)	Total Perquisites and Other	Company Contributions to Savings Plans	Total All Other Compensation
Lamberto Andreotti	2010	$0	$0	$0	$0	$0	$619,398	$619,398
	2009	$0	$0	$0	$0	$0	$56,013	$56,013
	2008	$0	$0	$0	$3,300	$3,300	$54,501	$57,801
Charles A. Bancroft	2010	$0	$0	$0	$0	$0	$142,409	$142,409
Elliott Sigal, M.D., Ph.D.	2010	$0	$0	$0	$0	$0	$449,383	$449,383
	2009	$0	$0	$0	$0	$0	$45,668	$45,668
	2008	$0	$1,586	$0	$3,500	$5,086	$44,363	$49,449
Anthony C. Hooper	2010	$0	$0	$0	$0	$0	$267,872	$267,872
	2009	$0	$0	$0	$0	$0	$35,204	$35,204
	2008	$0	$0	$0	$1,385	$1,385	$31,206	$32,591
Sandra Leung	2010	$0	$0	$0	$0	$0	$222,965	$222,965
James M. Cornelius	2010	$26,459	$0	$0	$0	$26,459	$602,379	$628,838
	2009	$68,863	$0	$0	$0	$68,863	$67,500	$136,363
	2008	$69,346	$0	$0	$0	$69,346	$66,963	$136,309

(1)	Reflects the value of a company car and driver for Mr. Cornelius while serving as CEO. In 2009 and 2010, Mr. Cornelius realized imputed income on personal use related to both a company car and driver. In prior years, pursuant to an independent, third-party security study, Mr. Cornelius realized imputed income on personal use related to a company car only. The company did not reimburse Mr. Cornelius for the taxes paid on the imputed income for the car.

(2)	Beginning in 2008, personal travel on company aircraft was not permitted by executives. Upon prior authorization, Dr. Sigal, however, was permitted to use corporate aircraft once in 2008 for personal reasons and the amount shown reflects the aggregate incremental cost to the company. The value of personal air travel includes the following: costs for fuel, maintenance labor and parts, engine reserve, APU overhaul, landing and parking fees, crew expenses, supplies, catering and costs incurred for deadhead flights. To the extent that the executive, family members or guests use the company aircraft for personal air travel, the executive pays taxes on the imputed income as calculated using the Standard Industry Fare Level (SIFL) rate. The company did not reimburse the executives for the taxes paid.

(3)	Reflects bills paid for financial counseling and tax preparation services. For 2008, reflects the bills paid for 2007 tax preparation services. These benefits were discontinued on 12/31/2007.

Grants of Plan-Based Awards

2010 Fiscal Year

Name	Grant Date(1)	Approval Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (shares)				All Other Stock Awards: # of Shares of Stock or Units		All Other Option Awards: # of Securities Under- lying Options	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards (3)

			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Lamberto Andreotti			$182,558	$1,962,987	$4,793,320
	03/02/10					2,383	14,667	24,567	(4)					$343,354
	03/02/10					2,383	14,667	24,384	(5)					$343,354
	03/02/10					2,136	26,271	44,004	(6)					$582,165
	03/02/10					2,658	32,697	54,767	(7)					$808,270
	05/04/10	03/02/10				2,275	27,979	46,865	(7a)					$707,029
	03/02/10					39,236	65,394	130,788	(8)					$1,613,270
	05/04/10	03/02/10				33,575	55,958	111,916	(8a)					$1,411,261
Charles A. Bancroft			$61,613	$662,500	$1,617,726
	03/02/10					342	2,104	3,524	(4)					$49,255
	03/02/10					342	2,104	3,498	(5)					$49,255
	03/02/10					234	2,883	4,829	(6)					$63,887
	03/02/10					920	11,315	18,953	(7)					$279,707
	03/02/10					13,578	22,630	45,260	(8)					$558,282
Elliott Sigal, M.D., Ph.D.			$113,832	$1,224,000	$2,988,824
	03/02/10					2,383	14,667	24,567	(4)					$343,354
	03/02/10					2,383	14,667	24,384	(5)					$343,354
	03/02/10					1,634	20,103	33,673	(6)					$445,482
	03/02/10					1,961	24,123	40,406	(7)					$596,321
	03/02/10					28,949	48,248	96,496	(8)					$1,190,278
			$74,400	$800,000	$1,953,480
Anthony C. Hooper	03/02/10					1,571	9,667	16,192	(4)					$226,304
	03/02/10					1,571	9,667	16,071	(5)					$226,304
	03/02/10					1,359	16,722	28,009	(6)					$370,560
	03/02/10					1,450	17,841	29,884	(7)					$441,030
	03/02/10					21,410	35,684	71,368	(8)					$880,324
	05/03/10									20,113	(9)			$505,440
Sandra Leung			$50,220	$540,000	$1,318,599
	03/02/10					1,571	9,667	16,192	(4)					$226,304
	03/02/10					1,571	9,667	16,071	(5)					$226,304
	03/02/10					1,035	12,728	21,319	(6)					$282,052
	03/02/10					1,196	14,709	24,638	(7)					$363,606
	03/02/10					17,651	29,419	58,838	(8)					$725,767
James M. Cornelius			$87,194	$937,575	$2,289,418
	03/02/10					9,208	56,667	94,917	(4)					$1,326,574
	03/02/10					9,208	56,667	94,209	(5)					$1,326,574
	03/02/10					6,935	85,304	142,884	(6)					$1,890,337

(1)	The grant date for annual market share unit and performance share unit awards is the date the BMS Compensation Committee approved the awards. The grant date for off-cycle equity awards is the first business day of the month following approval of the awards (unless such award is approved on the same day that annual awards are approved).

(2)	Target payouts under our 2010 annual incentive program are based on a targeted percentage of base salary earned during the year. The Committee reviews financial and individual objectives in determining the actual bonus as reported in the Summary Compensation Table. Maximum represents the maximum individual bonus allowable under our 2010 annual incentive program. Threshold represents the minimum level of performance for which payouts are authorized under our 2010 annual incentive program. The performance targets were the same for all employees participating in the program. For Named Executive Officers, the Committee may use its negative discretion to award less than the threshold award even if financial targets are met.

(3)	Fair value of performance share unit awards is calculated based on the grant-date closing price of $24.72 on 3/02/2010 and $25.27 on 5/4/2010, a probable outcome of a 100% payout, and is discounted for the 2008-2010 and 2009-2011 awards because no dividends are accrued under these awards. Fair value of market share units is calculated based on a Monte-Carlo simulation. Fair value of restricted stock units is based on the number of units and the grant-date closing price of $25.13 on 05/03/2010. These values are consistent with the grant-date estimate of compensation costs to be recognized over the service period, excluding the effect of forfeitures.

(4)	Reflects the third tranche of the 2008-2010 regular performance share unit award. Performance targets under the 2008-2010 regular performance share unit award are set on an annual basis over a three-year period at the beginning of each performance year and, for the 2010 tranche, are based one-half on sales and one-half on earnings per share. At the end of each year, performance is assessed versus the targets to determine how many shares are earned. An actual payout will be made at the end of the three-year period. For the 2010 tranche, threshold performance on both measures will result in a payout of 42.50% of target; performance below threshold on the earnings per share measure but not on the sales measure will result in a payout of 26.25% of target; performance below the threshold on the sales measure but not on the earnings per share measure will result in a payout of 16.25% of target, which is the threshold amount shown above; maximum performance will result in a payout of 167.50% of target; performance above the maximum level will result in the maximum payout.

(5)	Reflects the third tranche of the 2008-2010 special performance share unit award. Performance targets under the 2008-2010 special performance share unit award are set on an annual basis over a three-year period at the beginning of each performance year and, for the 2010 tranche, are based one-half on pre-tax operating margin and one-half on working capital plus capital expenditures as a percent of net sales. At the end of each year, performance is assessed versus the targets to determine how many shares are earned. An actual payout will be made at the end of the three-year period. For the 2010 tranche, threshold performance on both measures will result in a payout of 36.25% of target; performance below threshold on the working capital plus capital expenditures as a percent of net sales measure but not on the pre-tax operating margin measure will result in a payout of 20.00% of target; performance below threshold on pre-tax operating margin measure but not on the working capital plus capital expenditures as a percent of net sales measure will result in a payout of 16.25% of target, which is the threshold amount shown above; maximum performance will result in a payout of 166.25% of target; performance above the maximum level will result in the maximum payout.

(6)	Reflects the second tranche of the 2009-2011 performance share unit award. Performance targets under the 2009-2011 performance share unit award are set on an annual basis over a three-year period at the beginning of each performance year and, for the 2010 tranche, are based 50% on earnings per share, 25% on sales, and 25% on working capital plus capital expenditures as a percent of net sales. At the end of each year, performance is assessed versus the targets to determine how many shares are earned. An actual payout will be made at the end of the three-year period. For the 2010 tranche, threshold performance on the three measures will result in a payout of 37.50% of target; performance below threshold on the sales measure and working capital plus capital expenditures as a percent of net sales measure but not on the earnings per share measure will result in a payout of 16.25% of target; performance below threshold on the working capital plus capital expenditures as a percent of net sales and earnings per share measures but not the sales measure will result in a payout of 13.13% of target; performance below threshold on the sales and earnings per share measures but not on the working capital plus capital expenditures as a percent of net sales measure will result in a payout of 8.13% of target, which is the threshold amount shown above; maximum performance will result in a payout of 167.50% of target; performance above the maximum level will result in the maximum payout.

(7)	Reflects the first tranche of the 2010-2012 performance share unit award. Performance targets under the 2010-2012 performance share unit award are set on an annual basis over a three-year period at the beginning of each performance year and, for the 2010 tranche, are based 50% on earnings per share, 25% on sales, and 25% on working capital plus capital expenditures as a percent of net sales. At the end of each year, performance is assessed versus the targets to determine how many shares are earned. An actual payout will be made at the end of the three-year period. For the 2010 tranche, threshold performance on the three measures will result in a payout of 37.50% of target; performance below threshold on the sales measure and working capital plus capital expenditures as a percent of net sales measure but not on the earnings per share measure will result in a payout of 16.25% of target; performance below threshold on the working capital plus capital expenditures as a percent of net sales and earnings per share measures but not the sales measure will result in a payout of 13.13% of target; performance below threshold on the sales and earnings per share measures but not on the working capital plus capital expenditures as a percent of net sales measure will result in a payout of 8.13% of target, which is the threshold amount shown above; maximum performance will result in a payout of 167.50% of target; performance above the maximum level will result in the maximum payout. This performance share unit award accrues dividend equivalents which are payable in stock when the award is paid out, only to the extent that the financial measures are achieved.

(7a)	Reflects the first tranche of the additional performance share units granted under the 2010-2012 award to Mr. Andreotti in order to bring his total long-term incentive value to the level deemed appropriate by the BMS Compensation Committee for his new position as CEO, effective May 4, 2010.

(8)	Reflects market share unit awards. They vest in equal annual installments over four years from the grant date. They are earned based on BMS stock performance. Each year when the target annual units are due to vest, the vesting-date stock price (a 10-day average closing price) is divided by the grant price (a 10-day average closing price) to derive a payout factor. Then the payout factor is applied to the target annual units vesting on a given date to derive the payout. These market share units accrue dividend equivalents payable in cash. The same payout factor is applied to derive the dividend payout, if any. The payout threshold equals 60% of the annual target award. The payout maximum equals 200% of the annual target award.

(8a)	Reflects the additional 2010 market share unit award granted to Mr. Andreotti in order to bring his total long-term incentive value to the level deemed appropriate by the BMS Compensation Committee for his new position as CEO, effective May 4, 2010.

(9)	This restricted stock unit award vests 33% per year in years 3, 4, and 5.

Outstanding Equity Awards at Fiscal Year-End

2010 Fiscal Year

	Option Awards					Stock Awards
	Number of Securities Under lying Unexercised Options(#)			Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shared or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights That Have Not Vested ($) (3)
Name	Exer- cisable	Unexer- cisable(1)
Lamberto Andreotti	36,150	0	(4)(5)	$59.78	3/5/2011	9,200	(6)	$243,616	39,236	(7)	$1,038,980
	40,000	0	(4)	$48.08	3/4/2012	13,200	(6)	$349,536	33,575	(7)	$889,061
	135,000	0	(4)	$23.14	3/4/2013	22,358	(6)	$592,040
	108,000	0	(4)	$28.11	3/1/2014	31,032	(6)	$821,727
	112,500	0	(4)(8)	$25.45	2/28/2015	34,986	(10)	$926,429
	115,000	0	(4)(8)	$22.73	3/6/2016	31,404	(11)	$831,578
	300,000	0	(9)(8)	$24.74	11/30/2016	72,532	(12)	$1,920,647
	234,720	0	(4)(8)	$27.01	3/5/2017
	305,909	0	(4)(8)	$22.14	3/3/2018
	368,706	0	(4)(8)	$17.51	3/2/2019
	1,755,985	0				214,712		$5,685,574	72,811		$1,928,041
Charles A. Bancroft	15,775	0	(4)(5)	$59.78	3/5/2011	1,412	(13)	$37,390	13,578	(7)	$359,545
	18,000	0	(4)	$48.08	3/4/2012	4,104	(13)	$108,674
	26,875	0	(4)	$23.14	3/4/2013	7,461	(13)	$197,567
	20,250	0	(4)	$28.11	3/1/2014	3,840	(10)	$101,683
	16,931	0	(4)	$25.45	2/28/2015	3,446	(11)	$91,250
	19,320	0	(4)	$22.73	3/6/2016	13,526	(12)	$358,168
	16,948	5,650	(4)	$27.01	3/5/2017
	18,730	18,730	(4)	$22.14	3/3/2018
	13,221	39,663	(4)	$17.51	3/2/2019
	166,050	64,043				33,789		$894,733	13,578		$359,545
Elliott Sigal, M.D., Ph.D.	36,150	0	(4)(5)	$59.78	3/5/2011	7,666	(6)	$202,996	28,949	(7)	$766,564
	65,000	0	(4)	$48.08	3/4/2012	13,750	(6)	$364,100
	68,000	0	(4)	$23.14	3/4/2013	22,358	(6)	$592,040
	48,333	0	(4)	$28.11	3/1/2014	24,877	(6)	$658,743
	103,500	0	(4)(8)	$25.45	2/28/2015	114,220	(6)	$3,024,546
	95,795	0	(4)(8)	$22.73	3/6/2016	26,772	(10)	$708,923
	199,999	100,001	(9)(8)	$24.74	11/30/2016	24,031	(11)	$636,341
	183,375	61,125	(4)(8)	$27.01	3/5/2017	28,837	(12)	$763,604
	152,954	152,955	(4)(8)	$22.14	3/3/2018
	73,874	221,623	(4)(8)	$17.51	3/2/2019
	1,026,980	535,704				262,511		$6,951,291	28,949		$766,564
Anthony C. Hooper	36,150	0	(4)(5)	$59.78	3/5/2011	6,300	(6)	$166,824	21,410	(7)	$566,947
	40,000	0	(4)	$48.08	3/4/2012	17,434	(6)	$461,652
	68,000	0	(4)	$23.14	3/4/2013	13,077	(6)	$346,279
	63,333	0	(4)	$28.11	3/1/2014	18,778	(6)	$497,241
	55,833	0	(4)(8)	$25.45	2/28/2015	20,113	(6)	$532,592
	78,750	0	(4)(8)	$22.73	3/6/2016	22,270	(10)	$589,710
	133,333	66,667	(9)(8)	$24.74	11/30/2016	19,989	(11)	$529,309
	78,462	26,154	(4)(8)	$27.01	3/5/2017	21,327	(12)	$564,739
	85,747	85,748	(4)(8)	$22.14	3/3/2018
	55,931	167,793	(4)(8)	$17.51	3/2/2019
	695,539	346,362				139,288		$3,688,346	21,410		$566,947
Sandra Leung	11,831	0	(4)(5)	$59.78	3/5/2011	6,800	(6)	$180,064	17,651	(7)	$467,409
	14,000	0	(4)	$48.08	3/4/2012	11,940	(6)	$316,171
	19,310	0	(4)	$23.14	3/4/2013	14,378	(6)	$380,729
	15,000	0	(4)	$28.11	3/1/2014	16,950	(10)	$448,836
	15,000	0	(4)	$25.45	2/28/2015	15,215	(11)	$402,893
	14,560	0	(4)	$22.73	3/6/2016	17,583	(12)	$465,598
	66,666	33,334	(9)(8)	$24.74	11/30/2016
	87,075	29,025	(4)(8)	$27.01	3/5/2017
	78,291	78,291	(4)(8)	$22.14	3/3/2018
	42,473	127,420	(4)(8)	$17.51	3/2/2019
	364,206	268,070				82,866		$2,194,292	17,651		$467,409
James M. Cornelius	360,000	0	(14)(8)	$24.76	10/30/2016	113,607	(10)	$3,008,313
	0	475,000	(15)(8)	$28.68	4/30/2017	42,489	(11)	$1,125,109
	1,205,996	0	(4)(8)	$22.14	3/3/2018
	1,140,188	0	(4)(8)	$17.51	3/2/2019
	2,706,184	475,000				156,096		$4,133,422

(1)	For annual stock option grants in 2001, a portion of each grant was subject to an exercise threshold. Beginning with the 2005 grants, 100% of the annual grant is subject to an exercise threshold. Option awards granted in 2002-2004 did not have exercise thresholds. To the extent that the threshold has not yet been met, the options appear in this column, even if vested, with a footnote describing the threshold. Stock option awards granted prior to 2006 become exercisable in the 9th year of the award even if the threshold is not met.

(2)	Represents unvested restricted stock/restricted stock units and annual tranches of the outstanding performance share unit awards earned as of 12/31/2010.

(3)	Values based on closing stock price on 12/31/2010 of $26.48.

(4)	These stock option awards granted on 03/06/2001, 03/05/2002, 03/04/2003, 03/02/2004, 03/01/2005, 03/07/2006, 03/06/2007, 03/04/2008, and 3/3/2009 vest in equal annual installments of 25% over 4 years following the date of grant.

(5)	50% of award is subject to a 30% price appreciation threshold. Options are not exercisable until the threshold is met and maintained for at least 15 consecutive trading days. The threshold has not been attained, but the year limit (9th year) has, and therefore, this portion of the award is now also exercisable.

(6)	These restricted stock/restricted stock units granted on 03/07/2006, 03/06/2007, 03/04/2008, 3/3/2009 and 5/3/2010 vest in three equal installments at the end of years 3, 4 and 5 following the grant date.

(7)	Reflects market share unit awards granted on 3/2/2010 and 5/4/2010 at threshold payout.

(8)	100% of award is subject to a 15% price appreciation threshold. Options are not exercisable until the threshold is met and maintained for at least 7 consecutive trading days. The threshold has not been attained for the 5/1/2007 award only.

(9)	Stock options granted on 12/01/2006 vest in three equal installments at the end of years 3, 4 and 5 following the date of grant.

(10)	Reflects the 1st tranche of the 2009-2011performance share unit award at actual performance.

(11)	Reflects the 2nd tranche of the 2009-2011 performance share unit award at actual performance.

(12)	Reflects the 1st tranche of the 2010-2012 performance share unit award at actual performance.

(13)	These restricted stock units granted on 03/06/2007, 03/04/2008, 3/3/2009 vest in equal installments over 4 years following the grant date.

(14)	This stock option award granted on 11/01/2006 vested 50% on 03/31/2007. The remaining 50% vested in equal monthly installments over the period of 04/01/2007 through 09/30/2007.

(15)	Stock option award granted on 5/1/2007 to Mr. Cornelius upon assuming the role of Chief Executive Officer. The award vested fully at the end of one year following the grant date given that Mr. Cornelius was over age 60 at the time, but it is not exercisable as the price appreciation threshold has not been attained.

Option Exercises and Stock Vesting

2010 Fiscal Year

	Options(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
Lamberto Andreotti	0	$0	63,717	$1,701,002(2)
			116,000	$3,071,680(3)
Charles A. Bancroft	0	$0	7,747	$190,521(2)
			16,636	$440,521(3)
Elliott Sigal, M.D., Ph.D.	0	$0	36,958	$962,495(2)
			116,000	$3,071,680(3)
Anthony C. Hooper	0	$0	26,453	$677,403(2)
			76,455	$2,024,528(3)
Sandra Leung	0	$0	6,834	$170,500(2)
			76,455	$2,024,528(3)
James M. Cornelius	0	$0	95,945	$2,361,206(2)
			369,472	$9,783,619(3)

(1)	Reflects shares acquired on stock option exercises. None of the executives exercised option awards.

(2)	Reflects restricted shares/units that vested during 2010. Value realized is based on a 10-day average closing price on vesting dates in March and the closing price on vesting dates in other months.

(3)	Reflects payouts of the 2008-2010 regular and 2008-2010 special performance share unit awards based on the closing price on 12/31/2010 of $26.48. These awards vested as of 12/31/2010 and were paid out on 3/1/2011.

Retirement Plan

As of December 31, 2009, we discontinued service accruals under the Retirement Income Plan and Benefit Equalization Plan—Retirement Plan in the U.S. and Puerto Rico for active plan participants and we stopped adding new participants to those plans. For active plan participants at year-end 2009, we are allowing five additional years of pay growth in the pension plans.

The Retirement Income Plan is a defined benefit pension plan that provides income for employees after retirement. The Retirement Income Plan is a tax-qualified plan, as defined under Section 401(a) of the Internal Revenue Code. The benefit is calculated based on the employee’s final average compensation and years of service. All U.S. employees hired before January 1, 2010 who are not participants in a pension plan through a collective bargaining agreement are eligible for the Retirement Income Plan if they work at least 1,000 hours per year. Employees whose pay or benefits exceed the IRS qualified plan limits are eligible for the Benefit Equalization Plan—Retirement Plan.

The key plan provisions of the Retirement Income Plan are as follows:

•	The retirement benefit equals:

•	2% x Final Average Compensation x Years of Service through December 31, 2009, up to 40, minus

•	1/70th of the Primary Social Security Benefit x Years of Service through December 31, 2009, up to 40.

•

Final Average Compensation equals the average of the five consecutive years out of the last ten years, ending December 31, 2014, in which the employee’s compensation was the highest. Compensation equals the base salary rate, plus bonuses paid during the year. Compensation is subject to the limits defined under Section 401(a)(17) of the Internal Revenue Code.

•	Normal retirement age is 65. Employees are eligible for early retirement at age 55 with 10 or more years of service.

•	Employees eligible for early retirement may receive their pension without any reduction at age 60. The pension is reduced by 4% for each year that the retirement age precedes age 60.

•	Employees are 100% vested after attaining five years of service.

•	The pension is payable as a monthly life annuity, with or without survivor benefits, or a lump sum.

The Benefit Equalization Plan—Retirement Plan is a non-qualified deferred compensation plan that provides income for employees after retirement in excess of the benefits payable under the qualified Retirement Income Plan. The benefit is calculated using the same formula as the Retirement Income Plan, but without the limits on compensation and benefits imposed under Section 401(a)(17) and Section 415(b) of the Internal Revenue Code. Employees whose pay or benefits exceed the IRS qualified plan limits are eligible for the Benefit Equalization Plan—Retirement Plan.

The provisions are the same as those above for the Retirement Income Plan, except for the following:

•	Compensation is not subject to the limits under Section 401(a)(17) of the Internal Revenue Code.

•	Compensation includes the higher of bonus earned or paid during the year.

•

The pension is paid as a cash lump sum or, if an election is made at least 12 months prior to retirement, the lump sum may be credited to the Benefit Equalization Plan—Savings Plan. A distribution for an executive classified as a “Specified Employee” of the company, as defined under Section 409A(a)(2)(B)(i) of the Internal Revenue Code, is subject to 409A regulations and is therefore subject to a six-month deferral following the executive’s separation from service.

Present Value of Accumulated Pension Benefits

2010 Fiscal Year

Name	Plan Name	# of Years of Credited Service	Present Value of Accumulated Benefits(1)
Lamberto Andreotti (2) (3)	Retirement Income Plan	4.3	$235,486
	Benefit Equalization Plan	4.3	$3,728,396
Charles A. Bancroft	Retirement Income Plan	25.6	$890,242
	Benefit Equalization Plan	25.6	$2,687,586
Elliott Sigal, M.D., Ph.D. (3)	Retirement Income Plan	12.4	$654,629
	Benefit Equalization Plan	12.4	$7,583,607
Anthony C. Hooper (3)	Retirement Income Plan	14.0	$637,109
	Benefits Equalization Plan	14.0	$4,227,716
Sandra Leung	Retirement Income Plan	17.8	$627,863
	Benefit Equalization Plan	17.8	$2,943,498
James M. Cornelius (4)	Retirement Income Plan	3.7	$—
	Benefit Equalization Plan	3.7	$—

(1)	The present value of accumulated benefits was calculated based on the following assumptions which were used in the December 31, 2010 disclosure for the Retirement Income Plan and the Benefit Equalization Plan:

•	65% lump-sum utilization for the Retirement Income Plan and 100% lump-sum utilization for the Benefit Equalization Plan

•	5.25% discount rate for annuities and 5.25% discount rate for lump sums

•	the RP-2000 mortality table projected to 2018 for annuities

•	the 2011 lump-sum mortality table under IRC Section 417(e)(3) (combined annuitant and nonannuitant RP-2000 mortality table with projections blended 50% male/50% female) for lump sums.

These assumptions are the same as those disclosed in conformity with Generally Accepted Accounting Principles. For active executives, payments are assumed to begin at age 60, the earliest age that employees are eligible for an unreduced pension. The actual benefit received will vary based on a number of factors including final pay, years of service and interest rates at the time of retirement. Except for Mr. Cornelius, no pension payments were made to any Named Executive Officer under these plans in 2010.

(2)	Does not include the value of participation in Italian government pension system. This government-mandated pension system required company contributions to the Italian government while Mr. Andreotti was in Italy and it is legally obliged to provide a pension benefit to Mr. Andreotti.

(3)	Mr. Andreotti, Dr. Sigal, and Mr. Hooper have met the requirements for early retirement.

(4)	Mr. Cornelius retired effective 5/4/2010 and elected to receive a lump-sum distribution of his Retirement Income Plan benefit in the gross amount of $183,256.74, effective 6/1/2010. He received the full distribution of his Benefit Equalization Plan benefit in the gross amount of $3,907,183.61, effective 12/1/2010. Since Mr. Cornelius was a “Specified Employee” of the company as defined under Section 409A(a)(2)(B)(i) of the Internal Revenue Code, his distribution payment under the Benefit Equalization Plan had to be delayed until the date six months after his separation from service. Interest of $47,550.68 for the six-month delay was included in the payout. The assumptions used in determining both of Mr. Cornelius’ lump-sum distribution payments were:

•	the 2010 lump-sum RP-2000 mortality table under IRC Section 417(e)(3)

•

discount rates of 3.26%, 5.24%, and 5.76%, the rates in effect under the three-rate system for distributions from the plan, effective 6/1/2010, the first of the month following his date of separation from service.

Non-Qualified Deferred Compensation Plan

The Benefit Equalization Plan—Savings Plan is a non-qualified deferred compensation plan that allows employees to defer a portion of their total cash compensation and to receive company matching contributions in excess of contributions allowed under the Savings and Investment Program. The Savings and Investment Program is a tax-qualified plan, as defined under Section 401(a) and Section 401(k) of the Internal Revenue Code. Employees who are eligible to participate in the Bristol-Myers Squibb Savings and Investment Program, and whose pay or benefits exceed the IRS qualified plan limits, are eligible for the Benefit Equalization Plan—Savings Plan. The key provisions of the BEP-Savings Plan, which was enhanced in the U.S. and Puerto Rico as of January 1, 2010, are as follows:

•

Employee deferrals to the BEP-Savings Plan begin once the employee’s total eligible compensation paid for the year exceeds the limit under Section 401(a)(17) of the Internal Revenue Code, or total contributions to the Savings and Investment Program exceed the limits under Section 415(c) of the Internal Revenue Code.

•	Employees may defer up to 20% of their eligible compensation.

•	The company matching contribution equals 100% of the employee’s contribution on the first 6% of eligible compensation that an employee elects to contribute.

•

An additional automatic company contribution, which is based on a point system of one’s age plus service, equals: below 40 points—3% of total cash; between 40 and 60 points—4.5%; and at 60 points and above—6%. For those employees with 60 or more points who had 10 or more years of service at year-end 2009, an additional automatic contribution of 2% is provided for a five-year period.

•	The plan is not funded. Benefits are paid from general assets of the company.

•	Employees may allocate their contributions among 13 different investment options.

•

The employee’s full balance under the BEP-Savings Plan is paid following termination of employment, or, if eligible, an election can be made at least 12 months prior to separation from service to defer payments until a later date, no sooner than five years following the date of separation from service. A distribution for an executive classified as a “Specified Employee” of the company, as defined under Section 409A(a)(2)(B)(i) of the Internal Revenue Code, is subject to 409A regulations and is therefore subject to a six-month deferral following the executive’s separation from service.

Non-Qualified Deferred Compensation

2010 Fiscal Year

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY(1)	Aggregate Earnings in Last FY(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (1) (3)
Lamberto Andreotti(4)	$250,756	$585,098	$75,626	$0	$1,272,167
Charles A. Bancroft(4)	$46,333	$113,009	$21,074	$0	$263,157
Elliott Sigal M.D., Ph.D.(4)	$355,785	$417,533	$54,545	$0	$1,682,750
Elliott Sigal M.D., Ph.D.(5)	$0	$0	$52,971	$0	$1,481,938
Anthony C. Hooper(4)	$252,006	$253,872	$113,527	$0	$1,434,881
Sandra Leung(4)	$202,141	$208,265	$71,529	$0	$707,746
James M. Cornelius(4) (6)	$572,979	$582,779	$229,047	$2,016,407	$0

(1)	Includes the additional annual registrant contributions earned in 2010 but allocated in February 2011.

(2)	The company does not pay above-market interest rates on non-qualified deferred compensation.

(3)	Portions of the amounts shown in this column have been included in 2010 compensation reflected in the Salary and All Other Compensation columns of the Summary Compensation Table, as follows:

	2010
Name	Salary	All Other Compensation	Total
Lamberto Andreotti	$250,756	$585,098	$835,854
Charles A. Bancroft	$46,333	$113,009	$159,342
Elliott Sigal M.D., Ph.D.	$355,785	$417,533	$773,319
Anthony C. Hooper	$252,006	$253,872	$505,878
Sandra Leung	$202,141	$208,265	$410,406
James M. Cornelius	$572,979	$582,779	$1,155,758

In addition, portions of the aggregate balances in this column reflect amounts from 2006 through 2009, which were reported in the last four Proxy Statements, and amounts from earlier years, which were reported in accordance with the then applicable proxy disclosure rules.

(4)	Reflects non-qualified savings and investment program. Executive contributions are included in the Salary column and registrant contributions are included in the All Other Compensation column of the Summary Compensation Table.

(5)	Reflects earnings and aggregate balance related to prior voluntary deferral of annual bonus.

(6)	Mr. Cornelius retired effective 5/4/2010 and received a lump-sum payout of his Benefit Equalization Plan account balance in the amount of $1,720,117.62, effective 12/6/2011. Since Mr. Cornelius was a “Specified Employee” of the company as defined under Section 409A(a)(2)(B)(i) of the Internal Revenue Code, his distribution payment had to be delayed until the date six months after his separation from service. During that time, the non-qualified account balance continued to be valued on a daily basis and reflected any market fluctuations. In February 2011, Mr. Cornelius also received a payout of the additional annual registrant contribution earned in 2010 in the amount of $296,289.52.

Post-Termination Benefits

The following illustrates the potential payments and benefits under the company’s plans and programs to the Named Executive Officers upon a termination of employment assuming an effective date of December 31, 2010. To the extent payments and benefits are generally available to salaried employees on a non-discriminatory basis, they are excluded from the table.

Termination of Employment Obligations (Excluding Vested Benefits)

2010 Fiscal Year

Name	Cash Severance (1)	Non-Equity Annual Incentive (2)	In the Money Value of Options (3)	Restricted Stock/ Restricted Stock Units (4)	Market Share Units (5)	Perfor- mance Share Units (6)	Retirement (7)	Savings Plan Balances (8)	Health (9)	Retiree Medical (10)	Total	Gross-Up on Excise Taxes (11)
Involuntary Termination Not for Cause
Lamberto Andreotti(12)	$2,800,000	$3,131,544	$0	$0	$0	$0	$0	$0	$13,963	$0	$5,945,507	$0
Charles A. Bancroft	$1,500,000	$978,595	$437,065	$129,620	$0	$551,102	$1,681,984	$0	$20,567	$117,310	$5,416,243	$0
Elliott Sigal, M.D., Ph.D.(12)	$2,040,000	$1,952,642	$0	$0	$0	$0	$0	$0	$23,708	$0	$4,016,350	$0
Anthony C. Hooper(12)	$1,600,000	$1,276,236	$0	$0	$0	$0	$0	$0	$21,149	$0	$2,897,385	$0
Sandra Leung	$1,350,000	$797,648	$1,540,742	$249,971	$0	$1,317,327	$1,672,243	$0	$20,341	$92,371	$7,040,643	$0
Qualifying Termination Within 3 Years Following a Change in Control
Lamberto Andreotti(13)	$10,465,000	$3,131,544	$0	$1,313,302	$3,439,355	$0	$3,350,530	$0	$42,706	$0	$21,742,437	$5,801,359
Charles A. Bancroft	$4,485,000	$978,595	$437,065	$343,631	$643,994	$551,102	$6,885,393	$0	$64,542	$114,192	$14,503,514	$5,668,418
Elliott Sigal, M.D., Ph.D.(13)	$6,709,560	$1,952,642	$0	$3,595,587	$1,373,041	$0	$2,327,521	$0	$73,915	$0	$16,032,266	$4,009,911
Anthony C. Hooper(13)	$4,784,000	$1,276,236	$0	$1,470,567	$1,015,508	$0	$2,664,784	$0	$66,200	$0	$11,277,295	$3,224,443
Sandra Leung	$3,632,850	$797,648	$1,540,742	$876,965	$837,218	$1,317,327	$4,560,659	$0	$63,867	$94,988	$13,722,264	$4,608,906

(1)	For involuntary termination, severance is equal to 2 times base salary. For change in control, severance is equal to 2.99 times base salary plus target bonus.

(2)	Reflects annual bonus earned for 2010.

(3)	Intrinsic values as of 12/31/2010 based on the closing stock price of $26.48 on 12/31/2010. For involuntary termination, represents unvested awards held at least one year. For change in control, represents all unvested awards.

(4)	Values as of 12/31/2010 based on the closing stock price of $26.48 on 12/31/2010. For involuntary termination, represents pro-rata portion. For change in control, represents all unvested shares/units.

(5)	Values as of 12/31/2010 based on the closing stock price of $26.48 on 12/31/2010. For involuntary termination, represents pro-rata portion. For change in control, represents all unvested units. A 10-day average closing price on 12/31/2010 divided by the grant price (a 10-day average closing price on the day of grant) yields the payout factor.

(6)	Values as of 12/31/2010 based on the closing stock price of $26.48 on 12/31/2010. For both involuntary termination and change in control, represents actual payouts of the first and second tranches of the 2009-2011 award and actual payout of the first tranche of the 2010-2012 award.

(7)	Change-in-control values include special early retirement subsidy and additional years of credited service and age.

(8)	Reflects vesting of unvested portion of employer matching contributions upon change in control as of 12/31/2010.

(9)	For involuntary termination, reflects health care continuation through the severance period. For change in control, represents continuation of health benefits for 3 years.

(10)	Change-in-control values reflect cost to the company for providing retiree medical benefits. They include additional years of credited service and age.

(11)	Reflects the gross-up under the change-in-control agreements. The excise tax amount on the excess parachute payment (i.e., the amount subject to the excise tax) is grossed up to account for the effect of federal and state income taxes, and the excise tax. Includes Federal income tax of 35%, excise tax of 20% and relevant state taxes. Does not reflect employment taxes or amounts attributable to the loss of itemized deductions.

(12)	These Named Executive Officers are retirement-eligible under our stock plans and therefore are entitled to a pro-rata portion of restricted stock/restricted stock units held for one year from the grant date, a pro-rata portion of market share units held for one year from the grant date, subject to performance provisions, accelerated vesting of options held for one year from the grant date, and a pro-rata performance share unit award payment based on months worked at the actual payout level for awards held for one year from the grant date.

(13)	These Named Executive Officers are retirement-eligible under our stock plans and therefore change-in-control value reflects:

•

Restricted Stock/Restricted Stock Units—The difference between a pro-rata portion of restricted stock/restricted stock units held for one year from the grant date and all unvested restricted stock/restricted stock units including shares/units held less than one year.

•

Market Share Units—The difference between a pro-rata portion of market share units held for one year from the grant date and all unvested market share units including units held less than one year from the grant date, subject to performance provisions.

Following is a description of payments and benefits available under different termination scenarios:

Voluntary Termination

The company does not offer any payments or benefits to salaried employees, including the Named Executive Officers, upon a voluntary termination other than those that are vested at the time of termination.

Retirement and Death

The following benefits are generally available to all salaried employees including the Named Executive Officers:

Annual Incentive—Employees are eligible for a pro-rata award based on the number of months worked in the performance period.

Stock Options—Employees are eligible for accelerated vesting of stock options held at least one year from the grant date and have the full term to exercise vested stock options. Upon retirement, exercise thresholds, as described in the Outstanding Equity Awards Table, remain in effect, where applicable. Upon death, exercise thresholds lapse.

Restricted Stock/Restricted Stock Units—Employees are eligible for a pro-rata portion of restricted stock/restricted stock unit awards held at least one year from the grant date.

Market Share Units—Employees are eligible for a pro-rata portion of market share unit awards held at least one year from the grant date, subject to performance provisions.

Performance Share Unit Awards—Employees are eligible for a pro-rata portion of performance share unit awards held at least one year from the grant date.

Defined Benefit Pension Plans—Employees are eligible for benefits accrued under the Retirement Income Plan and the Benefit Equalization Plan—Retirement Plan.

Savings Plans—Employees are eligible for benefits accumulated under the Savings and Investment Program and the Benefit Equalization Plan—Savings Plan.

Post-Retirement Medical and Life Insurance—Employees with ten years of service are eligible for post-retirement medical and life insurance benefits.

Involuntary Termination Not for Cause

The following benefits are generally available to all salaried employees including the Named Executive Officers:

Annual Incentive—Employees are eligible for a pro-rata award based on the number of months worked in the performance period if the termination occurs on or after September 30th of the plan year. If an employee is eligible to retire, or the employee’s age plus years of service equal or exceed 70, and the employee has at least 10 years of service, the employee is eligible for a pro-rata award based on the number of months worked in the performance period.

Stock Options—Upon signing a general release, an employee is eligible for accelerated vesting of stock options held at least one year from the grant date and has three months to exercise. If an employee is eligible to retire, or the employee’s age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee will have the full term to exercise. Exercise thresholds, as described in the Outstanding Equity Awards Table, remain in effect, where applicable.

Restricted Stock/Restricted Stock Units—Upon signing a general release, employees are eligible for a pro-rata portion of restricted stock/restricted stock unit awards held at least one year from the grant date.

Market Share Units—Upon signing a general release, employees are eligible for a pro-rata portion of unvested market share unit awards held at least one year from the grant date, subject to performance provisions.

Performance Share Unit Awards—Upon signing a general release, employees are be eligible for a pro-rata portion of any performance share unit awards held at least one year from the grant date.

Defined Benefit Pension Plans—Employees are eligible for benefits accrued under the Retirement Income Plan and the Benefit Equalization Plan—Retirement Plan. If the employee’s age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee is not eligible for early retirement, and the employee signs a general release, the retirement benefits are payable following termination of employment based upon enhanced adjustment factors similar to those applied to employees eligible for early retirement.

Savings Plans—Employees are eligible for benefits accumulated under the Savings and Investment Program and the Benefit Equalization Plan—Savings Plan.

Post-Retirement Medical Insurance—If the employee’s age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee is not eligible for early retirement, and the employee signs a general release, the employee is eligible for continued medical coverage without company subsidy until age 55, and is eligible for company-subsidized, post-retirement medical benefits starting at age 55.

Cash Severance—As disclosed in the CD&A, approximately 14 senior executives (including the Named Executive Officers) are eligible to receive severance payments and benefits if their employment is terminated for any of the following reasons:

•	Involuntary termination not for “cause”;

•	The executive’s monthly base salary is reduced;

•	The executive’s grade level is reduced; or

•

The location of the executive’s job or office is changed, so that it will be based at a location which is more than 50 miles further (determined in accordance with the company’s relocation policy) from their primary residence than their work location immediately prior to the proposed change in their job or office.

A terminated executive who signs a general release will be eligible for the following:

•	Severance payments in the amount of 2 times base salary for our senior-most executives, including the Named Executive Officers, and 1.5 times base salary for other senior executives;

•	Continuation of medical, dental and life insurance benefits; and

•	Outplacement services.

Change in Control

As disclosed in the CD&A, the company has entered into change-in-control agreements with certain senior executives, including all of the Named Executive Officers. The current agreements will expire on December 31, 2011, and may be extended with revisions, as appropriate, beginning on

January 1, 2012, in one-year increments unless either the company or the executive gives prior notice of termination of the agreement or a change in control shall have occurred prior to January 1 of such year.

To trigger benefits, there must be both a change in control of the company and either (i) a subsequent involuntary termination without cause by the company or (ii) a good reason termination by the employee. Good reason includes a reduction in job responsibilities or changes in pay and benefits as well as relocation beyond 50 miles. The executive has 120 days to assert a claim for payments under this provision. This protection extends for three years following a change in control.

“Change in Control” means the occurrence of any one of the following events after the Effective Date:

(i)	Any Person (as defined in Section 13(d)(3) of the Securities and Exchange Act) shall have become the direct or indirect beneficial owner of thirty percent (30%) or more of the then outstanding common shares of the company;

(ii)	The consummation of a merger or consolidation of the company with any other corporation other than (A) a merger or consolidation which would result in the voting securities of the company outstanding immediately prior thereto continuing to represent at least fifty one percent (51%) of the combined voting power of the voting securities of the company or the surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the company in which no Person acquires more than fifty percent (50%) of the combined voting power of the company’s then outstanding securities;

(iii)	The date the stockholders of the company approve a plan of complete liquidation of the company or an agreement for the sale or disposition by the company of all or substantially all the company’s assets; or

(iv)	The date there shall have been a change in the composition of the Board of Directors of the company within a two-year period such that a majority of the Board does not consist of directors who were serving at the beginning of such period together with directors whose initial nomination for election by the company’s stockholders or, if earlier, initial appointment to the Board, was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the two-year period together with the directors who were previously so approved.

A terminated Named Executive Officer who signs an agreement not to compete with the company for a period of one year, shall receive the following benefits:

•

A cash payment equal to 2.99 years of base salary plus target bonus. (If time between termination date and normal retirement is less than 2.99 years, then payment multiple is equal to this lesser amount of time.)

•	Payout of outstanding performance share unit awards on a pro-rata basis at target including any award held less than one year. Banked portions paid out in full.

•	Payout of annual bonus on a pro-rata basis at target.

•	Vesting of unvested market share units, subject to performance provisions, including units held less than one year.

•	Vesting of unvested stock options, including options held less than one year. Waiver of exercise thresholds placed on awards, where applicable.

•	Vesting of restricted stock/restricted stock units, including shares/units held less than one year.

•	Three additional years of service and age for pension purposes.

•	Application of the early retirement subsidy under the Retirement Income Plan for executives who are terminated prior to age 55 as if the executive were 55 with at least ten years of service.

•	Eligibility for retiree medical benefits based on three years additional age and service.

•	Continuation of benefits for three years.

•	Vesting of unvested match in the Company Savings Plan.

•

Gross-up of excise tax on payments deemed to be excess parachute payments that exceed 10% of the total payment which could be made without triggering the golden parachute excise taxes under Sections 280G and 4999 of the Internal Revenue Code.

•	Payment of any legal fees incurred to enforce the agreement.

As mentioned in the CD&A, the company has made certain amendments to the change-in-control agreements for newly-eligible executives on or after September 1, 2010. Those amendments, which are described in the CD&A, do not apply to the Named Executive Officers.

ITEM 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors, upon the recommendation of its Audit Committee, has ratified the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year 2011. As a matter of good corporate governance, we are asking stockholders to ratify such appointment. In the event our stockholders fail to ratify the appointment, it will be considered as a direction to our Board of Directors and the Audit Committee to appoint another independent registered public accounting firm. It is understood that even if the appointment is ratified, the Audit Committee at its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in the best interests of our company and our stockholders.

Representatives from Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make any statements as they may desire.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as Bristol-Myers Squibb’s independent registered public accounting firm for 2011.

Audit and Non-Audit Fees

The following table presents aggregate fees for professional audit services rendered by Deloitte & Touche LLP (D&T) for the years ended December 31, 2010 and 2009 for the audits of our annual financial statements and internal control over financial reporting, and fees billed for other services rendered by D&T during those periods. The fees include those related to the separate audit in 2009 of Mead Johnson Nutrition Company (MJN), a public subsidiary of the company that was divested through a split-off transaction in December 2009 and certain tax services provided by BMS under a Transition Services Agreement (TSA) with MJN for which Deloitte was engaged to perform in 2010.

	2009(1)	2010
	(in millions)
Audit	$17.27	$13.03
Audit Related	3.73	1.72
Tax	7.22	7.68
All Other	.29	.01

Total	$28.51	$22.44

(1)	Fees for professional audit services provided solely to BMS (excluding fees for services provided to MJN) during 2009 and 2010 were:

	2009 BMS	2010 BMS
	(in millions)	(in millions)
Audit	$13.86	$13.03
Audit Related	2.78	1.72
Tax	7.18	6.65
All Other	.01	.01

Total	$23.83	$21.41

Audit fees for 2009 and 2010 were for professional services rendered for the audits of our consolidated financial statements, including accounting consultation, and of our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act (Section 404), statutory and subsidiary audits, timely reviews of quarterly financial statements, consents, issuance of comfort letters, and assistance with review of documents filed with the SEC.

Audit Related fees for 2009 and 2010 were primarily for assurance services, employee benefit plan audits, due diligence related to acquisitions and divestitures, divestiture audits, the MJN partial initial public offering in 2009 and services that are not required by statute or regulation.

Tax fees for 2009 and 2010 were for services related to tax compliance, including the preparation of tax returns and claims for refund, tax planning (excluding planning related to transactions or proposals for which the sole purpose may be tax avoidance or for which tax treatment may not be supported by the Internal Revenue Code) and tax advice, including assistance with and representation in tax audits and appeals, advice related to divestitures and acquisitions, preparation of individual income tax returns (excluding those of executive officers) and consultations relating to our international compensation matters, and requests for rulings or technical advice from tax authorities. For 2010 tax fees also included preparation of tax returns and certain planning activities for which Deloitte was engaged to perform under the TSA for tax services.

All Other fees for 2009 and 2010 related to license fees for accounting and reporting research library services, surveys, benchmarking and training programs.

Pre-Approval Policy for Services Provided by our Independent Registered Public Accounting Firm

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm consistent with applicable SEC rules. Our independent registered public accounting firm is generally prohibited from performing any management consulting projects. Our independent registered public accounting firm is also prohibited from providing tax consulting services relating to transactions or proposals in which the sole purpose may be tax avoidance or for which the tax treatment may not be supported by the Internal Revenue Code. Prior to the engagement of our independent registered public accounting firm for the next year’s audit, management submits an aggregate of services expected to be rendered during that year for each of the four categories of services described above to the Audit Committee for approval. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted by category of service and the Audit Committee receives periodic reports from management and our independent registered public accounting firm on actual fees versus the budget by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging our independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report, for informational purposes, any pre-approval decisions to the Audit Committee at its next regularly scheduled meeting.

Prior to the split-off in December 2009, engagements of Deloitte & Touche LLP by MJN were reviewed and approved by the audit committee of MJN pursuant to pre-approval policies adopted by MJN’s audit committee. For 2010, the MJN audit committee also approved the engagement of Deloitte to perform certain tax services required by the TSA.

Audit Committee Report

As the Audit Committee of the Board of Directors, we are composed of independent directors as required by and in compliance with the listing standards of the New York Stock Exchange. We operate pursuant to a written charter adopted by the Board of Directors that is published on the company’s website.

Management has primary responsibility for the company’s financial reporting process, principles and internal controls as well as preparation of its consolidated financial statements. The independent registered public accounting firm is responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) to obtain reasonable assurance that Bristol-Myers Squibb’s consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of such financial statements with accounting principles generally accepted in the United States. We are responsible for overseeing and monitoring D&T’s auditing process on behalf of the Board of Directors.

As part of the oversight of our financial statements, we review and discuss with both management and D&T all annual and quarterly financial statements prior to their issuance. Management advised us that each set of financial statements reviewed was prepared in accordance with accounting principles generally accepted in the United States. We have reviewed with management significant accounting and disclosure issues and reviewed with D&T matters required to be discussed pursuant to auditing standards adopted by the PCAOB.

In addition, we have received the written disclosures and the letter from D&T required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence”, and have discussed with D&T their independence from Bristol-Myers Squibb and its management. We have determined that D&T’s provision of non-audit services in 2010 was compatible with, and did not impair, its independence. We have also received written materials addressing D&T’s internal quality control procedures and other matters, as required by the New York Stock Exchange listing standards.

We have discussed with our internal auditors and D&T the overall scope and plans for their respective audits. We have met with the internal auditors and D&T, with and without management present, to discuss the results of their examinations, the evaluations of our internal control over financial reporting, and the overall quality of our financial reporting.

Based on the reviews and discussions described above, we recommended to the Board of Directors, and the Board has approved that, the audited consolidated financial statements for the year ended December 31, 2010 be included in Bristol-Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

In addition, we have confirmed there have been no new circumstances or developments since our respective appointments to the Committee that would impair any of our member’s ability to act independently.

The Audit Committee

Michael Grobstein, Chair

Lewis B. Campbell

Louis J. Freeh

Laurie H. Glimcher, M.D.

Leif Johansson

Alan J. Lacy

ITEM 3—ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934, as amended, we are providing stockholders the opportunity to advise the Compensation and Management Development Committee and the Board of Directors regarding the compensation of our named executive officers, as such compensation is described in the Compensation Discussion and Analysis (CD&A) section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure, beginning on page 26.

Our executive compensation programs are designed to enable us to attract and retain talented employees capable of leading our business in the highly complex and competitive business environment in which we operate. We seek to accomplish this goal in a way that rewards performance and is aligned with our stockholders’ long-term interests. A significant part of each executive’s pay depends on his or her individual performance against financial and operational objectives as well as key behavioral standards. In addition, a substantial portion of an executive’s compensation is in the form of equity awards that tie the executive’s compensation directly to creating stockholder value and achieving financial and operational results.

We strongly urge you to read the CD&A, which describes our compensation program in greater detail. Highlights include:

•	our pay-for-performance philosophy;

•	3-year and 5-year total shareholder return that exceeded our peer group average and the S&P 500 Index;

•	annual and long-term incentives that are 100% performance-based;

•	requiring a significant portion of an executives’ compensation to be at risk and tied to the creation of shareholder value;

•	having robust share ownership and share retention guidelines and prohibiting speculative and hedging transactions; and

•	appropriately mitigating risks through the use of various measure described in more detail on page 11.

We value input from our stockholders and have a strong record of engagement with our stockholders on compensation matters. As an advisory vote, this proposal is not binding on the company. The Compensation and Management Development Committee, however, will consider the outcome of the vote when making future executive compensation decisions.

Accordingly, the Board of Directors unanimously recommends a vote “FOR” the compensation of our named executive officers.

ITEM 4—ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON

THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934, as amended, we are providing stockholders the opportunity to advise the Board of Directors regarding how frequently to conduct the advisory vote on executive compensation. Stockholders may indicate their preference for an annual, biennial (every two years) or triennial (every three years) advisory vote. We are required to hold at least once every six years an advisory vote to determine the frequency of the advisory stockholder vote on executive compensation.

There have been diverging views expressed on this question and the Board believes there is a reasonable basis for each of the options. Some believe that an annual vote is needed to give stockholders the opportunity to react promptly to emerging trends in compensation and to provide feedback before those trends become pronounced over time. In addition, an annual vote would provide stockholders the opportunity to evaluate, and advise on, individual compensation decisions made each year.

Others believe that a less frequent vote would be more beneficial because it would allow stockholders to focus on overall design issues rather than details of individual decisions and would better align with the goal of compensation programs to reward performance that promotes long-term shareholder value. In addition, several of our large investors have advised us that a less frequent vote would lessen their burden of evaluating the compensation programs of a large number of companies.

After careful consideration, our Board of Directors has determined that an advisory vote on executive compensation that occurs every three years (on a triennial basis) is the most appropriate alternative for BMS because such a vote would provide stockholders and advisory firms the opportunity to evaluate our compensation philosophy and program on a more thorough, longer-term basis, consistent with our compensation philosophy. A three-year period would allow stockholders the opportunity to evaluate the effectiveness of our compensation program over the time frames that they are intended to generate performance and would also allow any changes to our compensation program to be in place long enough to evaluate whether the changes were effective. Additionally, a longer period between votes would provide the opportunity for stockholders to engage in more thoughtful analysis, would facilitate more meaningful dialogue between stockholders and the Board regarding the Company’s executive compensation practices and would allow the Board to more effectively implement changes to our compensation programs.

As an advisory vote, this proposal is not binding on the company. However, our Board will take into account our stockholders’ preferences when considering the frequency of future advisory votes on executive compensation.

Accordingly, the Board of Directors unanimously recommends that the advisory vote on executive compensation be conducted every THREE years.

STOCKHOLDER PROPOSALS

We expect the following stockholder proposals (Items 5 through 7) to be presented at the 2011 Annual Meeting. The Board of Directors has recommended a vote against these proposals for the policy reasons as set forth following the proposal. The stock holdings of the proponent will be provided upon request to the Secretary of Bristol-Myers Squibb.

ITEM 5—STOCKHOLDER PROPOSAL ON EXECUTIVE COMPENSATION DISCLOSURE

The proponent of this resolution is Evelyn Y. Davis of 2600 Virginia Avenue N.W., Suite 215, Washington, DC 20037.

RESOLVED: “That the shareholders recommend that the Board take the necessary steps that Bristol-Myers Squibb specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $500,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them.”

REASONS: “In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized.” “At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation.” “Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management.”

“Last year the owners of 99,084,372 shares, representing approximately 8.3% of shares voting, voted FOR this proposal.”

“If you AGREE, please mark your proxy FOR this proposal.”

Board of Directors’ Position

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

The Board of Directors believes that this proposal is unnecessary. The Securities and Exchange Commission (SEC) has revised and expanded executive compensation disclosure requirements, adopting a principles-based approach. In compliance with the SEC requirements, the Compensation Disclosure and Analysis section beginning on page 26, of this Proxy Statement, details the company’s philosophy and objectives in determining executive compensation and the various compensation methods and analyses used to accomplish those objectives. This Proxy Statement also discloses in great detail the compensation of the company’s most highly compensated employees as required by the SEC rules. The Summary Compensation Table on page 47, for example, sets forth their salary, bonus, stock and option awards, non-equity incentive plan compensation, change in pension value and all other compensation. Therefore, the Board believes that the executive compensation disclosures provided in this Proxy Statement provide stockholders with detailed information to effectively evaluate executive compensation at our company.

The Board believes that providing the additional information requested by the Proponent would place our company at a competitive disadvantage in that it would require us to disclose detailed compensation information about a larger group of employees that is not otherwise available. The Board believes that requiring our company to make disclosures other companies are not required to make could be detrimental to the company by deterring talented individuals from joining our company.

Furthermore, the Board believes that the proposal would impose unwarranted costs and administrative burdens on the company with little or no associated benefit to stockholders and, therefore, is not in the best interest of the company or its stockholders.

Accordingly, the Board of Directors unanimously recommends a vote “AGAINST” this proposal.

ITEM 6—STOCKHOLDER PROPOSAL ON SHAREHOLDER ACTION BY WRITTEN CONSENT

The proponent of this resolution is Kenneth Steiner of 14 Stoner Ave., 2M, Great Neck, New York 11021.

RESOLVED, Shareholders hereby request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting (to the fullest extent permitted by law).

We gave greater than 49%-support to a 2010 proposal on this same topic. Hundreds of major companies enable shareholder action by written consent.

Taking action by written consent in lieu of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A study by Harvard professor Paul Gompers supports the concept that shareholder dis-empowering governance features, including restrictions on shareholder ability to act by written consent, are significantly related to reduced shareholder value.

The merit of this Shareholder Action by Written Consent proposal should also be considered in the context of the need for improvement in our company’s 2010 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm rated our company “D” with “High Governance Risk,” and “Very High Concern” in executive pay—$18 million for James Cornelius and $10 million for Elliot Sigal. Mr. Cornelius realized more than $8 million from the vesting of stock in 2009 and was entitled to more than $30 million if he were terminated following a change of control. Executive pay practices were not aligned with shareholder interest.

Togo West, one of our newest directors, was marked a “Flagged (Problem) Director” by The Corporate Library due to his Krispy Kreme and AbitibiBowater directorships prior to both bankruptcies. Yet Mr. West and Louis Freeh (our highest negative vote-getter) were on our key Executive Pay and Nomination Committees. Three directors with long-tenure (Laurie Glimcher, Leif Johansson and Lewis Campbell) were assigned to 7 of 17 seats on our key board committees—independence concern.

Please encourage our board to respond positively to this proposal to enable shareholder action by written consent—Yes on 6.

Board of Directors’ Position

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

The Board believes that this proposal is not in the best interests of the stockholders because, unlike meetings of stockholders, action by written consent would result in certain stockholders being denied the ability to vote or otherwise have a say on proposed stockholder actions. Action by written consent would enable a majority of our stockholders to take action on a proposal without the benefit of hearing the views, questions and arguments of other stockholders. In addition, action by written consent eliminates the need for notice to be given to stockholders about a proposed action, and therefore, certain stockholders may not be informed about the proposed action until after the action has already been taken. This would deny these stockholders the ability to determine whether to exercise their rights, such as by expressing their views, encouraging the Board to reconsider the matter and voting on the proposed action. The Board, therefore, believes that this proposal could adversely affect the conduct of stockholder business by resulting in our taking of an action that we otherwise would not have taken if our stockholders were afforded the opportunity to discuss, debate and vote on the matter.

The Board also believes that adoption of this proposal is unnecessary because the company is committed to high standards of corporate governance and has already taken a number of steps to achieve greater transparency and accountability to stockholders. These corporate governance practices and policies cover a wide range of matters and are described beginning on page 5 of this Proxy Statement under the heading “Corporate Governance and Board Matters.” Our Board continually reassesses our corporate governance practices to identify additional steps to further benefit our stockholders. In this regard, our Board recommended, and our stockholders approved, at the 2010 Annual Meeting of Stockholders, amendments to our Amended and Restated Certificate of Incorporation to eliminate all supermajority provisions applicable to common stockholders and to permit stockholders holding a minimum of 25% of our outstanding shares of common stock to call a special meeting of stockholders. The Board believes that holding meetings whereby all stockholders may discuss the proposed actions and vote their shares is the best way for stockholders to take action. Not only do stockholder meetings provide stockholders with a much more meaningful way to participate in proposed actions, but it permits a more rigorous and careful consideration of proposed actions by both the Board and the stockholders. Adoption of this proposal, however, would mean that certain stockholders would not be able to debate the issues nor will they be able to vote on the proposed action. The Board, therefore, believes that action by written consent would undermine stockholder democracy and is not in the best interests of the stockholders.

Accordingly, the Board of Directors unanimously recommends a vote “AGAINST” the proposal.

ITEM 7—STOCKHOLDER PROPOSAL ON PHARMACEUTICAL PRICE RESTRAINT

The proponents of this resolution are Trinity Health, 27870 Cabot Drive, Novi, Michigan 48377 as lead-filer and 13 other religious investors who are members of The Interfaith Center for Corporate Responsibility.

WHEREAS:

The cost of brand name drugs, some of them our Company’s, have skyrocketed in this country in recent years;

The Government’s General Accountability Office (GAO) found that between 2000-2008, 416 brand-name drugs had “extraordinary price increases”; most of these increases ranged from 100% to 499%;

Medco’s 2010 Drug Trend Report found that, while generic drug prices increased 0.3%, “inflation in branded drugs accelerated to an all-time high of 9.2%” and that the prices of specialty drugs increased 14.7%;

The Office of Actuary, Centers for Medicare and Medicaid Services projects that prescription drug expenditures will increase in 2018 92.7% from 2008 expenditures, exceeding all major categories of national health expenditures. It states: “Prescription drug spending is expected to be the fast growing component of Medicare over the projection period”;

AARP’s Public Policy Institute reported that the price of brand name prescriptions most widely used by Medicare beneficiaries increased by 9.7% in the 12 months ending with March 2010 and was much higher than the rate of increase observed during any of the prior eight years (2002-2009). While inflation rose 0.3% during his period, price increases for such drugs ranged from 5.3-9.3%;

AARP has also stated that the positive goals of the new health care reform law “could be eroded over the years if escalating drug prices are not addressed”;

While passage of health reform legislation was a major achievement, there are ongoing concerns as to its long-term affordability and accountability for controlling costs. Failure to control costs could undermine the goals of health care reform, i.e. accessible and affordable health care for all;

This resolution’s sponsors are not satisfied that the Company has made a clear case offering fiscal and moral justification for such exorbitant price increases. Neither has it given sufficient assurances that the present pattern of increases that far exceed the Consumer Price Index will not continue.

RESOLVED: Shareholders request the Board of Directors create and implement a policy of price restraint on branded pharmaceuticals, utilizing a combination of approaches to keep drug prices at reasonable levels, such as an increase that would not exceed the previous year’s Consumer Price Index, and report to shareholders by September 2011 on changes in policies and pricing procedures for pharmaceutical products (withholding any competitive information, and at reasonable cost).

Board of Directors’ Position

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

Our Board of Directors firmly believes that prescription drugs are so important that everyone should have access to them. We believe the best approach to ensure broad access to affordable medicines for the uninsured and underinsured is through expanded coverage, not price restraints. Accordingly, we recommend a vote AGAINST the proposal.

We have been, and remain, committed to facilitating access to our medicines to further our mission to help patients prevail over serious diseases. We are also sensitive to concerns about rising costs of health care, including pharmaceuticals, and access to medicines. Consequently, we price our medicines based on the value they deliver to individuals and society. We also recognize that there are significant unmet medical needs that require the development of additional innovative treatments. Therefore, our goal is to ensure access to currently approved medicines while fueling the development of medicines for the future.

New drug development is a difficult and risky effort. Only 1 of every 5,000 -10,000 potential medicines investigated by U.S. research-based pharmaceutical companies makes it through the R&D process and is approved for patient use by the U.S. FDA.1 And only 2 in 10 approved medicines bring in enough revenue to recoup the average cost of development.2 Thus the very few drug candidates that receive FDA approval and become commercially successful must support the entire R&D enterprise.

We support expanded access to insurance coverage that would give covered patients access to discounts on medicines their coverage plan negotiates from manufacturers and pharmacies. In addition, we note that the new health care reform law that was passed last year includes provisions that will expand health care coverage, including prescription drug coverage, for the uninsured.

We will continue to work with our various constituencies, including our stockholders, to ensure broad access to affordable medicines. Individuals who cannot afford our medicines and have no other means of coverage, public or private, may be eligible to be provided with our medicines, at no charge, through the Bristol-Myers Squibb Patient Assistance Program Foundation, Inc. and other company sponsored patient assistance programs. We estimate that in 2010 alone, we provided more than $458 million worth of medicines to more than 263,000 patients at no cost to these patients. In addition, the company makes contributions to independent co-pay programs to help patients afford their medicines.

The Board strongly believes that we should not be compelled to adopt any formal policy regarding pricing increases. In this fast-paced and highly competitive industry, we need the flexibility to price our products appropriately so that we may invest aggressively in the research and development of promising new and innovative medicines. This investment will continue to increase as we accelerate the growth of our pipeline of new cures and therapies in areas of significant unmet medical need. This is fundamental to our continued success and to the patients who rely on our medicines.

Accordingly, the Board of Directors unanimously recommends a vote “AGAINST” the proposal.

[1]	Based on data from Tufts University, Tufts Center for the Study of Drug Development (1995).
[2]	John E. Calfee, “White Paper on Pharmaceutical Market Competition Issues,” American Enterprise Institute, June 2, 2008.

VOTING SECURITIES AND PRINCIPAL HOLDERS

At the close of business on March 10, 2011, there were 1,704,681,382 shares of $0.10 par value common stock and 5,268 shares of $2.00 convertible preferred stock outstanding and entitled to vote.

Common Stock Ownership by Directors and Executive Officers

The following table sets forth, as of February 15, 2011, beneficial ownership of shares of our common stock by each director, each of the named executive officers and all directors and executive officers as a group. Shares are beneficially owned when an individual has voting and/or investment power over the shares or could obtain voting and/or investment power over the shares within 60 days. Voting power includes the power to direct the voting of the shares and investment power includes the power to direct the disposition of the shares. Unless otherwise noted, shares listed below are owned directly or indirectly with sole voting and investment power. None of our directors and executive officers, individually or as a group, beneficially owns greater than 1% of our outstanding shares of common or preferred stock.

Name	Bristol-Myers Squibb Company
	Total Common Shares Owned(1)	Common Shares Underlying Options or Stock Units(2)	Common Shares Underlying Deferred Share Units(3)
L. Andreotti	2,092,884	1,896,795	0
C. A. Bancroft	248,192	221,728	0
L. B. Campbell	41,087	18,181	20,796
J. M. Cornelius	3,520,174	3,137,770	13,567
L. J. Freeh	31,779	2,500	29,279
L. H. Glimcher, M.D.	77,396	18,181	59,215
M. Grobstein	33,961	0	30,578
A. C. Hooper	1,029,015	915,266	0
L. Johansson	61,396	18,181	41,215
A. J. Lacy	27,732	0	25,427
S. Leung	606,362	562,354	0
V. L. Sato, Ph.D.	27,291	0	27,291
E. Sigal, M.D., Ph.D.	1,533,997	1,375,255	22,757
T. D. West, Jr.	22,389	0	22,389
R. S. Williams, M.D.	36,843	0	36,343
All Directors and Executive Officers as a Group(4)	12,088,038	10,432,143	328,854

(1)	Consists of direct and indirect ownership of shares, including vested and unvested restricted stock, shares credited to the accounts of the executive officers under the Bristol-Myers Squibb Company Savings and Investment Program, stock options that are currently exercisable or exercisable within 60 days, restricted stock units that vest within 60 days, the target number of market share units that will vest within 60 days and deferred share units.

(2)	Consists of shares underlying stock options that are currently exercisable, stock options that will be exercisable within 60 days, restricted stock units that will vest within 60 days and the target number of market share units that will vest within 60 days. None of these shares have any voting rights.

(3)	Consists of deferred share units that are valued according to the market value and shareholder return on equivalent shares of common stock. Deferred share units have no voting rights.

(4)	Includes 22 individuals.

Principal Holders of Voting Securities

The following table sets forth information regarding beneficial owners of more than 5 percent of the outstanding shares of our common stock. There are no beneficial owners of more than 5 percent of the outstanding shares of our preferred stock.

Name	Number of Shares Beneficially Owned		Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	133,819,873	(1)	7.82	%(1)

Capital World Investors 333 South Hope Street Los Angeles, CA 90071	131,770,500	(2)	7.7	%(2)

(1)	This information is based on the Schedule 13G/A dated February 3, 2011 filed by BlackRock, Inc. with the Securities and Exchange Commission reporting beneficial ownership as of December 31, 2010. The reporting person has sole voting power with respect to all 133,819,873 shares.
(2)	This information is based on the Schedule 13G dated February 14, 2011 filed by Capital World Investors with the Securities and Exchange Commission reporting beneficial ownership as of December 31, 2010. The reporting person has sole voting power with respect to 106,970,500 shares and sole dispositive power with respect to all 135,563,389 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, our directors, executive officers and the beneficial holders of more than 10% of our common stock are required to file reports of ownership and changes in ownership with the U.S. Securities and Exchange Commission. To the best of our knowledge, during 2010 all applicable Section 16(a) filing requirements were met, except that, due to administrative errors, Forms 4 were filed late for Joseph Caldarella relating to the vesting of 2,378 restricted stock units on March 3, 2010 and for Beatrice Cazala relating to the vesting of 2,681 restricted stock units on March 12, 2010.

EXHIBIT A

Categorical Standards of Independence

The Board has adopted the following categorical standards for determining which relationships will be considered immaterial:

a)	an immediate family member of the director is or has been employed by the Company, provided that such family member is not, and has not been for at least a period of three years, an executive officer of the Company;

b)	more than three years has elapsed since: i) the director was employed by the Company; ii) an immediate family member of the director was employed by the Company as an executive officer; or iii) an executive officer of the Company was on the board of directors of a company that employed either the director or an immediate family member of the director as an executive officer;

c)	the director, or an immediate family member of the director, received $120,000 or less in any year in direct compensation from the Company (other than director’s fees or compensation that was deferred for prior service with the Company);

d)	more than three years has elapsed since i) the director has been a partner with or employed by the Company’s independent auditor or ii) an immediate family member personally worked on the Company’s audit as a partner or employee of the Company’s independent auditor;

e)	the director has an immediate family member who i) is an employee of, but not a partner of, the independent auditor and ii) does not personally work on the Company’s audit;

f)	the director of the Company, or an immediate family member of a director, is a director, an executive officer or an employee of another company that makes payment to, or receives payment from, the Company for property or services in an amount which, in any single fiscal year, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues;

g)	the director of the Company and/or an immediate family member of the director directly or indirectly owns, in the aggregate, 10% equity interest or less in another company that makes payment to, or receives payment from, the Company for property or services; and

h)	the director of the Company is a director or an executive officer of a charitable organization or non-profit organization, and the Company’s, or the Bristol-Myers Squibb Foundation’s discretionary charitable contributions to the organization, in aggregate, in any single fiscal year within the preceding three years, do not exceed the greater of $1 million or 2% of that organization’s consolidated gross revenues.

A-1

DIRECTIONS TO OUR PLAINSBORO OFFICE AT

777 SCUDDERS MILL ROAD

PLAINSBORO, NJ 08536

By Car:

From New York:

Take the Lincoln Tunnel.

Take the New Jersey Turnpike South/Newark Exit.

Exit Left onto I-95 South.

Merge onto NJ-18 North Via Exit 9 toward US-1/New Brunswick/Princeton.

Merge onto US-1 South toward Trenton.

Take ramp onto Scudders Mill Rd.

Our offices are approximately 1 1/2 mile on the left side of the road.

From Philadelphia:

Take I-95 North.

Merge onto US-1 North via Exit 67A toward New Brunswick.

Turn Slight Right onto Scudders Mill Road.

Our offices are approximately 1 1/2 mile on the left side of the road.

By Train:

New Jersey Transit and Amtrak train service is available to Princeton Junction, New Jersey. Our Plainsboro office is approximately a 10 minute car drive from the station.

Parking:

Free parking for stockholders attending the 2011 Annual Meeting is available. Please go directly to the parking area reserved for stockholders.

Y O U R        V O T E        I S        I M P O R T A N T

P L E A S E        V O T E        Y O U R        P R O XY

P.O. BOX 4000 PRINCETON, NJ 08540

VOTE BY INTERNET - www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, either on (i) Thursday, April 28, 2011 for shares in employee benefit plans or (ii) Monday, May 2, 2011 for all other shares. Have your proxy card in hand when you access the website and follow the instructions to vote your shares.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Bristol-Myers Squibb Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, either on (i) Thursday, April 28, 2011 for shares in employee benefit plans or (ii) Monday, May 2, 2011 for all other shares. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Bristol-Myers Squibb Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We recommend you mail your proxy by April 25, 2011 to ensure timely receipt of your proxy.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M31837-P07625-Z54874	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

BRISTOL-MYERS SQUIBB COMPANY
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH DIRECTOR UNDER ITEM 1.			For	Against	Abstain
1.	Election of Directors
Nominees:
	1A)	L. Andreotti	☐	☐	☐

	1B)	L. B. Campbell	☐	☐	☐

	1C)	J. M. Cornelius	☐	☐	☐

	1D)	L. J. Freeh	☐	☐	☐

	1E)	L. H. Glimcher, M.D.	☐	☐	☐

	1F)	M. Grobstein	☐	☐	☐

	1G)	L. Johansson	☐	☐	☐

	1H)	A. J. Lacy	☐	☐	☐

	1I)	V. L. Sato, Ph.D.	☐	☐	☐

	1J)	E. Sigal, M.D., Ph.D.	☐	☐	☐

	1K)	T. D. West, Jr.	☐	☐	☐

	1L)	R. S. Williams, M.D.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐

			Yes	No

		For	Against	Abstain
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 2 AND 3.
2.	Ratification of the Appointment of Independent Registered Public Accounting Firm	☐	☐	☐

3.	Advisory Vote on the Compensation of our Named Executive Officers	☐	☐	☐

	3 Years	2 Years	1 Year	Abstain
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “3 YEARS” ON ITEM 4.
4.	Advisory Vote on the Frequency of the Advisory Vote on the Compensation of our Named Executive Officers ☐	☐	☐	☐

		For	Against	Abstain
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEMS 5, 6 AND 7.
5.	Executive Compensation Disclosure	☐	☐	☐

6.	Shareholder Action by Written Consent	☐	☐	☐

7.	Pharmaceutical Price Restraint	☐	☐	☐

Note: Please sign as name appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

ADMISSION TICKET

2011 Annual Meeting of Stockholders

Tuesday, May 3, 2011

10:00 A.M.

Bristol-Myers Squibb Company

777 Scudders Mill Road

Plainsboro, New Jersey

PHOTO IDENTIFICATION WILL BE REQUIRED

This is your admission ticket to the meeting.

This ticket admits only the stockholder(s) listed on the reverse side of this card and is not transferable.

Bristol-Myers Squibb Company is located at 777 Scudders Mill Road, Plainsboro, New Jersey.

Directions to the facility can be found on the inside back cover of the Proxy Statement or you can call the company at 609-897-2000.

Free parking for stockholders attending the 2011 Annual Meeting is available at Bristol-Myers Squibb.

Important Notice Regarding the Availability of Proxy Materials for the 2011 Annual Meeting:

The Notice of 2011 Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com.

M31838-P07625-Z54874

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS, MAY 3, 2011.

The undersigned hereby appoints Lamberto Andreotti, Charles A. Bancroft, and Sandra Leung, and each of them proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein, at the Annual Meeting of Stockholders of the company to be held at Bristol-Myers Squibb Company, 777 Scudders Mill Road, Plainsboro, New Jersey, on May 3, 2011 at 10:00 A.M., and at any adjournments thereof upon matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

This proxy also provides voting instructions for shares held by the Trustee of the Bristol-Myers Squibb Company Savings and Investment Program, the Bristol-Myers Squibb Company Employee Incentive Thrift Plan, and the Bristol-Myers Squibb Puerto Rico, Inc. Savings and Investment Program, and directs such Trustee to vote at the Annual Meeting all of the shares of common stock of Bristol-Myers Squibb Company which are allocated to the undersigned's employee plan account in the manner directed on the reverse side of this card. If no direction is given or if direction is received after April 28, 2011, the Trustee will vote the shares in the same proportion as to which it has received instructions.

When properly executed, your proxy will be voted as you indicate, or where no contrary indication is made, will be voted FOR Items 1, 2 and 3, for 3 YEARS for Item 4, and AGAINST Items 5, 6 and 7. The full text of the items and the position of the Board of Directors on each appear in the Proxy Statement and should be reviewed prior to voting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)